Exhibit 4.4

THIRD AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

THIS THIRD AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (this “Agreement”) is entered into on June 16, 2017 (the “Effective Date”), by and among:

1.	LingoChamp Inc., a company incorporated under the Laws of Cayman Islands (the “Company”);

2.	LingoChamp (HK) Limited (流利说(香港)有限公司), a company organized and existing under the Laws of Hong Kong and wholly owned by the Company (the “HK Company”);

3.	Yuguan Information Technology (Shanghai) Co., Ltd. (语冠信息技术（上海）有限公司), a limited liability company organized and existing under the Laws of the PRC and wholly owned by the HK Company (“Shanghai Yuguan”);

4.	Yuling Culture Development (Shanghai) Co., Ltd. (语灵文化传播(上海)有限公司), a limited liability company organized and existing under the Laws of the PRC and wholly owned by the HK Company (“Shanghai Yuling,” and together with Shanghai Yuguan, each a “WFOE” and collectively, the “WFOEs”);

5.	Shanghai Liulishuo Information Technology Co., Ltd. (上海流利说信息技术有限公司), a limited liability company organized and existing under the Laws of the PRC (“Shanghai Liulishuo”);

6.	Shanghai Mengfan Culture Broadcasting Co., Ltd. (上海萌番文化传播有限公司), a limited liability company organized and existing under the Laws of the PRC (“Shanghai Mengfan,” and together with Shanghai Liulishuo, each a “Domestic Company” and collectively, the “Domestic Companies”);

7.	each of the individuals and their respective holding companies listed in Schedule I attached hereto (each such individual, a “Founder” and collectively, the “Founders”, each such holding company, a “Founder Holding Company” and collectively, the “Founder Holding Companies”);

8.	each Person listed in Part A of Schedule II hereto (each, a “Series C Investor” and collectively, the “Series C Investors”);

9.	each Person listed in Part B of Schedule II hereto (each, a “Series B Investor” and collectively, the “Series B Investors”);

10.	each Person listed in Part C of Schedule II hereto (each, a “Series A Investor” and collectively, the “Series A Investors”);

11.	each Person listed in Part D of Schedule II hereto (each, a “Series Seed Investor” and collectively, the “Series Seed Investors”, together with the Series C Investors, the Series B Investors, the Series A Investors, collectively, the “Investors” and each, an “Investor”); and

12.	Cherubic Ventures SSG Ltd.

Each of the parties listed above referred to herein individually as a “Party” and collectively as the “Parties”.

This Agreement shall be effective as to all Parties as of the date hereof.

Capitalized terms used herein without definition shall have the meanings set forth in the Purchase Agreement (as defined below).

RECITALS

A	The Series C Investors and certain other parties thereto have entered into a Share Purchase Agreement (the “Purchase Agreement”) on June 13, 2017, pursuant to which the Series C Investors have agreed to purchase from the Company, and the Company has agreed to sell to the Series C Investors, certain Series C Preferred Shares of the Company on the term and conditions set forth therein.

B	The Purchase Agreement provides that it shall be a condition precedent to the consummation of the transactions contemplated under the Purchase Agreement at the Closing that the Parties have entered into this Agreement.

C	The Parties (other than CMC Lullaby Holdings Limited, Wu Capital Limited and Cherubic Ventures SSG Ltd.) have entered into certain Second Amended and Restated Shareholders Agreement on July 14, 2015 (the “Prior Shareholders Agreement”).

D	The Parties desire to enter into this Agreement to amend and restate the Prior Shareholders Agreement in its entirety and make the respective representations, warranties, covenants and agreements set forth herein on the terms and conditions set forth herein.

WITNESSETH

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereto hereby agree as follows:

1.	Definitions.

1.1 The following terms shall have the meanings ascribed to them below:

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In the case of any Investor, the term “Affiliate” also includes (v) any shareholder of such Investor, (w) any of such shareholders’ or Investor’s general partners or limited partners, (x) the fund manager managing such shareholders or Investor (and general partners, limited partners and officers thereof) and other funds managed by such fund manager, (y) trusts controlled by or for the benefit of any such Person referred to in (v), (w) or (x), and (z) any Subsidiary of any such Person referred to in (v), (w), (x) or (y).

“Additional Number” has the meaning set forth in Section 7.4.

“Agreement” has the meaning set forth in the Preamble.

“Annual Budget” has the meaning set forth in Section 8.1.

“Applicable Securities Laws” means (i) with respect to any offering of securities in the United States, or any other act or omission within that jurisdiction, the securities laws of the United States, including the Exchange Act and the Securities Act, and any applicable Law of any state of the United States, and (ii) with respect to any offering of securities in any jurisdiction other than the United States, or any related act or omission in that jurisdiction, the applicable Laws of that jurisdiction.

“Arbitration Notice” has the meaning set forth in Section 13.4.

“Associate” means, with respect to any Person, (1) a corporation or organization (other than the Group Companies) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of Equity Securities of such corporation or organization, (2) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity, or (3) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

“Big 4” means any of Pricewaterhouse Coopers, KPMG International, Deloitte Touche Tohmatsu, or Ernst & Young, or any successor entity thereto.

“Board” or “Board of Directors” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by Law to be closed in the Cayman Islands, the United States, the PRC or Hong Kong.

“CFC” means a controlled foreign corporation as defined in the Code.

“Charter Documents” means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, certificate of formation, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Closing” shall have the meaning set forth in the Purchase Agreement.

“CMC Observer” shall have the meaning set forth in Section 9.7.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Competitor” has the meaning set forth in Section 13.10.

“Confidential Information” has the meaning set forth in Section 12.10.

“Commission” means (i) with respect to any offering of securities in the United States, the Securities and Exchange Commission of the United States or any other federal agency at the time administering the Securities Act, and (ii) with respect to any offering of securities in a jurisdiction other than the United States, the regulatory body of the jurisdiction with authority to supervise and regulate the offering or sale of securities in that jurisdiction.

“Consent” means any consent, approval, authorization, release, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Conversion Shares” means Class A Ordinary Shares issuable upon conversion of any Preferred Shares or Class B Ordinary Shares.

“Defaulting Holder” has the meaning set forth in Section 11.1.

“Direct US Investor” has the meaning set forth in Section 12.9.

“Director” means a director serving on the Board.

“Disclosing Party” has the meaning set forth in Section 12.10.

“Dispute” has the meaning set forth in Section 13.4.

“Domestic Company” has the meaning set forth in the Preamble.

“Drag-Along Notice”, “Drag-Along Sale”, “Dragged Holders” and “Drag Holders” each has the meaning set forth in Section 11.1.

“Effective Date” has the meaning set forth in the Preamble.

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any Contract providing for the acquisition of any of the foregoing.

“ESOP” means the employee share option plan of the Company in effect at any time and from time to time.

“ESOP Increase” has the meaning set forth in Section 13.22.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exemption Registrations” has the meaning set forth in Section 3.4.

“First Participation Notice” has the meaning set forth in Section 7.4.

“Form F-3” means Form F-3 promulgated by the Commission under the Securities Act or any successor form or substantially similar form then in effect.

“Form S-3” means Form S-3 promulgated by the Commission under the Securities Act or any successor form or substantially similar form then in effect.

“Founder” and “Founder Holding Company” each has the meaning set forth in the Preamble.

“Founder Directors” has the meaning set forth in Section 9.1.

“fully-diluted basis” means, for the purpose of calculating share numbers, that the calculation is to be made assuming that all outstanding options, warrants and other Equity Securities directly or indirectly convertible into or exercisable or exchangeable for Ordinary Shares (whether or not by their terms then currently convertible, exercisable or exchangeable) and Equity Securities which have been reserved for issuance pursuant to the ESOP have been so converted, exercised, exchanged or issued.

“GGV” means GGV Capital IV L.P. and GGV Capital IV Entrepreneurs Fund L.P.

“GGV Director” each has the meaning set forth in Section 9.1.

“GGV Observer” shall have the meaning set forth in Section 9.7.

“Governmental Authority” means any government of any nation or any federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of any country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group Company” means each of the Company and its Subsidiaries (including the HK Company, the WFOEs and the Domestic Companies), and “Group” refers to all of Group Companies collectively.

“HK Company” has the meaning set forth in the Preamble.

“HKIAC” and “HKIAC Rules” each has the meaning set forth in Section 13.4.

“Holders” means the holders of Registrable Securities who are parties to this Agreement from time to time, and their permitted transferees that become parties to this Agreement from time to time.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“IDG” means IDG Technology Venture Investment V, L.P. and IDG-Accel China Growth Fund III L.P.

“IDG Director” each has the meaning set forth in Section 9.1.

“IDG Observer” shall have the meaning set forth in Section 9.7.

“Indebtedness” of any Person means, without duplication, each of the following of such Person: (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced that are incurred in connection with the acquisition of properties, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations that are capitalized in accordance with US GAAP or PRC GAAP, (vii) all obligations under banker’s acceptance, letter of credit or similar facilities, (viii) all obligations in respect of any interest rate swap, hedge or cap agreement, (ix) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any Equity Securities of such Person, and (x) all guarantees issued in respect of the Indebtedness referred to in clauses (i) through (ix) above of any other Person, but only to the extent of the Indebtedness guaranteed.

“Indemnification Agreement” has the meaning set forth in Section 9.6.

“Independent Auditor” has the meaning set forth in Section 13.10.

“Indirect US Investor” has the meaning set forth in Section 12.9.

“Initiating Holders” means, with respect to a request duly made under Section 2.1 or Section 2.2 to Register any Registrable Securities, the Holders initiating such request.

“Intellectual Property” means any and all (i) patents, patent rights and applications therefor and reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, mask works and registrations and applications therefor, author’s rights and works of authorship (including artwork, software, computer programs, source code, object code and executable code, firmware, development tools, files, records and data, and related documentation), (iv) URLs, web sites, web pages and any part thereof, (v) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications, proprietary data, customer lists, databases, proprietary processes, technology, formulae, and algorithms, (vi) trade names, trade dress, trademarks, domain names, service marks, logos, business names, and registrations and applications therefor, and (vii) the goodwill symbolized or represented by the foregoing.

“Investor Directors” has the meaning set forth in Section 9.1.

“IPO” means the first firm underwritten registered public offering by the Company or any other Group Company of its shares or securities (or, as the case may be, the shares or securities of the relevant entity resulting from any merger, reorganization or other arrangements made by or to the Company or any Group Company for the purposes of public offering) pursuant to a Registration Statement that is filed with and declared effective by either the Commission under the Securities Act or any other similar registration statement filed with any other Governmental Authority in accordance with the securities Laws of such relevant jurisdiction.

“Key Employee” has the meaning ascribed thereto in the Purchase Agreement.

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Lien” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by contract, understanding, law, equity or otherwise, but excluding in each case as may be imposed by the Charter Documents of any Group Company.

“Liquidation Event” shall have the meaning set forth in the Memorandum and Articles.

“Majority Ordinary Holders” means the holders of more than fifty percent (50%) of the voting power of the then outstanding Ordinary Shares (voting together as a single class and calculated on as-converted basis), excluding any Ordinary Shares issued upon conversion of any Preferred Shares.

“Majority Preferred Holders” means the holders of at least seventy percent (70%) of the voting power of the then outstanding Preferred Shares (voting together as a single class and calculated on as-converted basis), which shall include the Majority Series A Holders, the Majority Series B Holders and the Majority Series C Holder.

“Majority Series A Holders” means the holders of more than fifty percent (50%) of the voting power of the then outstanding Series A Preferred Shares (voting together as a single class and calculated on as-converted basis).

“Majority Series B Holders” means the holders of more than fifty percent (50%) of the voting power of the then outstanding Series B Preferred Shares (voting together as a single class and calculated on as-converted basis).

“Majority Series C Holder” means the largest holder of the then outstanding Series C Preferred Shares, at any time and from time to time.

“Meeting Notice” has the meaning set forth in Section 9.3.

“Memorandum and Articles” means the Fourth Amended and Restated Memorandum of Association of the Company and the Fourth Amended and Restated Articles of Association of the Company, as each may be amended and/or restated from time to time.

“New Securities” has the meaning set forth in Section 7.3.

“Observers” has the meaning set forth in Section 9.7.

“Option Repurchases” shall have the meaning set forth in the Purchase Agreement.

“Ordinary Holders” means any Person who directly or indirectly holds any Ordinary Shares of the Company (including the Founders, the Founder Holding Companies and Cherubic Ventures SSG Ltd. but excluding the Investors and their permitted transferees and assignees).

“Ordinary Share Equivalents” means any Equity Security which is by its terms convertible into or exchangeable or exercisable for Class A Ordinary Shares or other share capital of the Company, including the Preferred Shares.

“Ordinary Shares” means the Class A Ordinary Shares of the Company, par value US$0.001 per share, and the Class B Ordinary Shares of the Company, par value US$0.001 per share.

“Oversubscription Participants” has the meaning set forth in Section 7.4.

“Party” has the meaning set forth in the Preamble.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PFIC” means passive foreign investment company as defined in the Code.

“PFIC Annual Information Statement” and “PFIC Shareholder” each has the meaning set forth in Section 12.9.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and the islands of Taiwan.

“PRC GAAP” means generally accepted accounting principles in PRC, as in effect from time to time.

“Preferred Shares” means collectively the Series C Preferred Shares, the Series B Preferred Shares, the Series A Preferred Shares and the Series Seed Preferred Shares.

“Preemptive Rights Holder” and “Preemptive Right” each has the meaning set forth in Section 7.1.

“Prior Shareholders Agreement” has the meaning set forth in the Recitals.

“Pro Rata Share” has the meaning set forth in Section 7.2.

“Public Official” means any executive, official, or employee of a Governmental Authority, political party or member of a political party, political candidate; executive, employee or officer of a public international organization; or director, officer or employee or agent of a wholly owned or partially state-owned or controlled enterprise, including a PRC state-owned or controlled enterprise.

“Purchase Agreement” has the meaning set forth in the Recitals.

“Qualified IPO” has the meaning given to such term in the Memorandum and Articles.

“Registrable Securities” means (i) the Ordinary Shares issued or issuable upon conversion of the Preferred Shares, (ii) any Ordinary Shares of the Company issued as a dividend or other distribution with respect to, in exchange for, or in replacement of, the shares referenced in (i) herein, and (iii) any Ordinary Shares owned or hereafter acquired by any of the Investors prior to an IPO; excluding in all cases, however, any of the foregoing sold by a Person in a transaction other than an assignment pursuant to this Agreement hereunder. For purposes of this Agreement, Registrable Securities shall cease to be Registrable Securities when such Registrable Securities have been disposed of pursuant to an effective Registration Statement.

“Registration” means a registration effected by preparing and filing a Registration Statement and the declaration or ordering of the effectiveness of that Registration Statement; and the terms “Register” and “Registered” have meanings concomitant with the foregoing.

“Registration Statement” means a registration statement prepared on Form F-1, F-3, S-1, or S-3 under the Securities Act (including Rule 415 under the Securities Act), or on any comparable form in connection with registration in a jurisdiction other than the United States.

“Related Party” means any Affiliate, officer, director, supervisory board member, Key Employee, or holder of any Equity Security of any Group Company, and any Affiliate or Associate of any of the foregoing.

“Restricted Share Agreements” has the meaning ascribed thereto in the Purchase Agreement.

“Right of First Refusal & Co-Sale Agreement” has the meaning ascribed thereto in the Purchase Agreement.

“Second Participation Notice” and “Second Participation Period” each has the meaning set forth in Section 7.4.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Series A Investor” has the meaning set forth in the Preamble.

“Series A Preferred Shares” means the Series A Preferred Shares of the Company, par value US$0.001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series B Director” each has the meaning set forth in Section 9.1.

“Series B Investor” has the meaning set forth in the Preamble.

“Series B Preferred Shares” means the Series B Preferred Shares of the Company, par value US$0.001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series C Director” has the meaning set forth in Section 9.1.

“Series C Investor” has the meaning set forth in the Preamble.

“Series C Preferred Shares” means the Series C Preferred Shares of the Company, par value US$0.001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series Seed Preferred Shares” means the Series Seed Preferred Shares of the Company, par value US$0.001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Shanghai Lilishuo”, “Shanghai Mengfan”, “Shanghai Yuguan” and “Shanghai Yuling” each has the meaning set forth in the Preamble.

“Share Sale” shall have the meaning set forth in the Memorandum and Articles.

“Shares” means the Ordinary Shares and the Preferred Shares.

“Subsidiary” means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person, at any time and from time to time.

“Subsidiary Board” has the meaning set forth in Section 9.1.

“TBP” means Trustbridge Partners V, L.P.

“TBP Observer” shall have the meaning set forth in Section 9.7.

“Third Party Assignee” has the meaning set forth in Section 13.10.

“Transaction Documents” has the meaning set forth in the Purchase Agreement.

“Transfer” has the meaning set forth in Section 12.11.

“U.S.” means the United States of America.

“United States Person” means United States person as defined in Section 7701(a)(30) of the Code.

“US GAAP” means U.S. generally accepted accounting principles, as in effect from time to time.

“Violation” has the meaning set forth in Section 5.1.

“WFOE” has the meaning set forth in the Preamble.

“Wu Observer” has the meaning set forth in Section 9.7.

1.2 Interpretation. For all purposes of this Agreement, except as otherwise expressly herein provided, (i) the terms defined in this Section 1 shall have the meanings assigned to them in this Section 1 and include the plural as well as the singular, (ii) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (iii) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (iv) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (v) all references in this Agreement to designated Schedules, Exhibits and Appendices are to the Schedules, Exhibits and Appendices attached to this Agreement, (vi) references to this Agreement, any other Transaction Documents and any other document shall be construed as references to such document as the same may be amended, supplemented or novated from time to time, (vii) the term “or” is not exclusive, (viii) the term “including” will be deemed to be followed by “, but not limited to,” or “without limitation” (ix) the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive, (x) the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning, (xi) the term “voting power” refers to the number of votes attributable to the Shares (on an as-converted basis) in accordance with the terms of the Memorandum and Articles, (xii) the expression “Investor”, “Ordinary Holder”, “Holder” and “Founder” shall, unless expressly provided otherwise, include their respective successors, transferees and assigns (as permitted according to the terms herein), (xiii) the headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement, (xiv) references to laws include any such law modifying, re-enacting, extending or made pursuant to the same or which is modified, re-enacted, or extended by the same or pursuant to which the same is made, and (xv) all references to dollars or to “US$” are to currency of the United States of America and all references to RMB are to currency of the PRC.

2.	Demand Registration.

2.1 Registration Other Than on Form F-3 or Form S-3. Subject to the terms of this Agreement, at any time or from time to time after the earlier of (i) the date that is six (6) months after the closing of a Qualified IPO or an IPO, or (ii) the date that the lock-up by underwriters is partially or wholly released, Holders holding thirty percent (30%) or more of the voting power of the then outstanding Registrable Securities held by all Holders are entitled to request in writing that the Company effect a Registration for at least twenty percent (20%) of the then outstanding Registrable Securities held by all Holders (together with the Registrable Securities which the other Holders elect to include in such Registration) or any lesser percentage if the anticipated gross receipts from the offering exceed US$20,000,000 on any internationally recognized exchange that is reasonably acceptable to such requesting Holders. Upon receipt of such a request, the Company shall (x) promptly give written notice of the proposed Registration to all other Holders and (y) as soon as practicable, use its reasonable best efforts to cause the Registrable Securities specified in the request, together with any Registrable Securities of any Holder who requests in writing to join such Registration within fifteen (15) days after the Company’s delivery of written notice, to be Registered and/or qualified for sale and distribution in such jurisdiction as the Initiating Holders may request. The Company shall not be obligated to effect more than two (2) Registrations pursuant to this Section 2.1 that have been declared and ordered effective; provided that if the sale of all of the Registrable Securities sought to be included pursuant to this Section 2.1 is not consummated for any reason other than solely due to the action or inaction of the Holders including Registrable Securities in such Registration, such Registration shall not be deemed to constitute one of the Registration rights granted pursuant to this Section 2.1.

2.2 Registration on Form F-3 or Form S-3. The Company shall use its best efforts to qualify for registration on Form F-3 or Form S-3. Subject to the terms of this Agreement, if the Company qualifies for registration on Form F-3 or Form S-3 (or any comparable form for Registration in a jurisdiction other than the United States), any Holder is entitled to request the Company to file, in any jurisdiction in which the Company has had a registered underwritten public offering, unlimited number of Registration Statements on Form F-3 or Form S-3 (or any comparable form for Registration in a jurisdiction other than the United States), including any registration statements filed under the Securities Act providing for the registration of, and the sale on a continuous or a delayed basis by the Holders of, all of the Registrable Securities pursuant to Rule 415 under the Securities Act and/or any similar rule that may be adopted by the Commission, provided that the anticipated gross receipts from the sale of Registrable Securities sought to be included in such Registration Statement shall exceed US$1,000,000. Upon receipt of such a request, the Company shall (i) promptly give written notice of the proposed Registration to all other Holders and (ii) as soon as practicable, cause the Registrable Securities specified in the request, together with any Registrable Securities of any Holder who requests in writing to join such Registration within fifteen (15) days after the Company’s delivery of written notice, to be Registered and qualified for sale and distribution in such jurisdiction. The Company shall be obligated to effect no more than two (2) Registrations that have been declared and ordered effective within any twelve (12)-month period pursuant to this Section 2.2; provided that if the sale of all of the Registrable Securities sought to be included pursuant to this Section 2.2 is not consummated for any reason other than solely due to the action or inaction of the Holders including Registrable Securities in such Registration, such Registration shall not be deemed to constitute one of the Registration rights granted pursuant to this Section 2.2.

2.3 Right of Deferral.

(i) The Company shall not be obligated to Register or qualify Registrable Securities pursuant to this Section 2:

(1) during the period starting with the date of filing by the Company of, and ending six (6) months following the effective date of, any Registration Statement pertaining to Ordinary Shares of the Company other than an Exempt Registration, provided, that the Holders are entitled to join such Registration in accordance with Section 3;

(2) in any jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such Registration or qualification, unless the Company is already subject to service of process in such jurisdiction; or

(3) with respect to the registration on Form F-3 or Form S-3 (or any comparable form for Registration in a jurisdiction other than the United States), if Form F-3 or Form S-3 is not available for such offering by the Holders.

(ii) If, after receiving a request from Holders pursuant to Section 2.1 or Section 2.2 hereof, the Company furnishes to the Holders a certificate signed by the chief executive officer of the Company stating that, in the good faith judgment of the Board, it would be materially detrimental to the Company or its members for a Registration Statement to be filed in the near future, then the Company shall have the right to defer such filing for a period during which such filing would be materially detrimental, provided, that the Company may not utilize this right (x) for a Registration under Section 2.1 for more than ninety (90) days and (y) for a Registration under Section 2.2 for more than sixty (60) days, on any one occasion or more than once during any twelve (12) month period; provided, further, that the Company may not Register any other of its Securities during such period (except for Exempt Registrations).

2.4 Underwritten Offerings. If, in connection with a request to Register Registrable Securities under Section 2.1 or Section 2.2, the Initiating Holders seek to distribute such Registrable Securities in an underwritten offering, they shall so advise the Company as a part of the request, and the Company shall include such information in the written notice to the other Holders described in Section 2.1 and Section 2.2. In such event, the right of any Holder to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such underwritten offering and the inclusion of such Holder’s Registrable Securities in the underwritten offering (unless otherwise mutually agreed by the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwritten offering shall enter into an underwriting agreement in customary form with the underwriter or underwriters of internationally recognized standing selected for such underwritten offering by the Company and reasonably acceptable to the holders of a majority of the voting power of all Registrable Securities proposed to be included in such Registration. Notwithstanding any other provision of this Agreement, if the managing underwriter advises the Company that marketing factors (including the aggregate number of securities requested to be Registered, the general condition of the market, and the status of the Persons proposing to sell securities pursuant to the Registration or other customary factors) require a limitation of the number of Registrable Securities to be underwritten in a Registration pursuant to Section 2.1 or Section 2.2, the underwriters may exclude up to seventy-five percent (75%) of the Registrable Securities requested to be Registered but only after first excluding all other Equity Securities from the Registration and underwritten offering, provided, that the number of shares to be included in the Registration on behalf of the non-excluded Holders is allocated among all Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities requested by such Holders to be included. If any Holder disapproves the terms of any underwriting, the Holder may elect to withdraw therefrom by written notice to the Company and the underwriters delivered at least ten (10) days prior to the effective date of the Registration Statement. Any Registrable Securities excluded or withdrawn from such underwritten offering shall be withdrawn from the Registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to a Holder to the nearest one hundred (100) shares.

3.	Piggyback Registrations.

3.1 Registration of the Company’s Securities. Subject to the terms of this Agreement, if the Company proposes to Register for its own account any of its Equity Securities, or for the account of any holder (other than a Holder) of Equity Securities any of such holder’s Equity Securities, in connection with the public offering of such securities (except for Exempt Registrations), the Company shall promptly give each Holder written notice of such Registration and, upon the written request of any such Holder given within fifteen (15) days after delivery of such notice, the Company shall include in such Registration any Registrable Securities thereby requested to be Registered by such Holder. If a Holder decides not to include all or any of its Registrable Securities in such Registration by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent Registration Statement or Registration Statements as may be filed by the Company, all upon the terms and conditions set forth herein.

3.2 Right to Terminate Registration. The Company shall have the right to terminate or withdraw any Registration initiated by it under Section 3.1 prior to the effectiveness of such Registration, whether or not any Holder has elected to participate therein. The expenses of such withdrawn Registration shall be borne by the Company in accordance with Section 4.3.

3.3 Underwriting Requirements.

(i) In connection with any offering involving an underwriting of the Company’s Equity Securities, the Company shall not be required to Register the Registrable Securities of a Holder under this Section 3 unless such Holder’s Registrable Securities are included in the underwritten offering and such Holder enters into an underwriting agreement in customary form with the underwriter or underwriters of internationally recognized standing selected by the Company and reasonably acceptable to the holders of a majority of the voting power of all Registrable Securities of the Company then outstanding and setting forth such terms for the underwritten offering as have been agreed upon between the Company and the underwriters. In the event the underwriters advise Holders seeking Registration of Registrable Securities pursuant to this Section 3 in writing that market factors (including the aggregate number of Registrable Securities requested to be Registered, the general condition of the market, and the status of the Persons proposing to sell securities pursuant to the Registration or other customary factors) require a limitation of the number of Registrable Securities to be underwritten, the underwriters may exclude up to seventy-five percent (75%) of the Registrable Securities requested to be Registered but only after first excluding all other Equity Securities (except for securities sold for the account of the Company) from the Registration and underwriting, provided, that the number of shares to be included in the Registration on behalf of the non-excluded Holders is allocated among all Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities requested by such Holders to be included. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to a Holder to the nearest one hundred (100) shares.

(ii) If any Holder disapproves the terms of any underwriting, the Holder may elect to withdraw therefrom by written notice to the Company and the underwriters delivered at least ten (10) days prior to the effective date of the Registration Statement. Any Registrable Securities excluded or withdrawn from the underwritten offering shall be withdrawn from the Registration.

3.4 Exempt Registrations. The Company shall have no obligation to Register any Registrable Securities under this Section 3 in connection with a Registration by the Company (i) relating solely to the sale of securities to participants in a Company share incentive plan, or (ii) relating to a corporate reorganization or other transaction under Rule 145 of the Securities Act (or comparable provision under the Laws of another jurisdiction, as applicable) (collectively, “Exempt Registrations”).

4.	Registration Procedures.

4.1 Registration Procedures and Obligations. Whenever required under this Agreement to effect the Registration of any Registrable Securities held by the Holders, the Company shall, as expeditiously as reasonably possible:

(i) Prepare and file with the Commission a Registration Statement with respect to those Registrable Securities and use its reasonable best efforts to cause that Registration Statement to become effective, and, upon the request of the Holders holding a majority in voting power of the Registrable Securities Registered thereunder, keep the Registration Statement effective until the distribution thereunder has been completed;

(ii) Prepare and file with the Commission amendments and supplements to that Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to comply with the provisions of Applicable Securities Laws with respect to the disposition of all securities covered by the Registration Statement;

(iii) Furnish to the Holders the number of copies of a prospectus, including a preliminary prospectus, required by Applicable Securities Laws, and any other documents as they may reasonably requested in order to facilitate the disposition of Registrable Securities owned by them;

(iv) Use its reasonable best efforts to Register and qualify the securities covered by the Registration Statement under the securities Laws of any jurisdiction, as reasonably requested by the Holders, provided, that the Company shall not be required to qualify to do business or file a general consent to service of process in any such jurisdictions;

(v) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in customary form, with the managing underwriter(s) of the offering;

(vi) Promptly notify each Holder of Registrable Securities covered by the Registration Statement at any time when a prospectus relating thereto is required to be delivered under Applicable Securities Laws of (a) the issuance of any stop order by the Commission, or (b) the happening of any event or the existence of any condition as a result of which any prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, or if in the opinion of counsel for the Company it is necessary to supplement or amend such prospectus to comply with applicable Laws and regulations, and at the request of any such Holder promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made or such prospectus, as supplemented or amended, shall comply with applicable Laws and regulations;

(vii) Furnish, at the request of any Holder requesting Registration of Registrable Securities pursuant to this Agreement, on the date that such Registrable Securities are delivered for sale in connection with a Registration pursuant to this Agreement, (A) an opinion, dated the date of the sale, of the counsel representing the Company for the purposes of the Registration, in form and substance as is customarily given to underwriters in an underwritten public offering; and (B) comfort letters dated as of (x) the effective date of the registration statement covering such Registrable Securities, and (y) the closing date of the offering, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters;

(viii) Otherwise comply with all applicable rules and regulations of the Commission to the extent applicable to the applicable registration statement and use its reasonable best efforts to make generally available to its security holders (or otherwise provide in accordance with Section 11(a) of the Securities Act) an earnings statement satisfying the provisions of Section 11(a) of the Act, no later than forty-five (45) days after the end of a twelve (12) month period (or ninety (90) days, if such period is a fiscal year) beginning with the first month of the Company’s first fiscal quarter commencing after the effective date of such registration statement, which statement shall cover such twelve (12) month period, subject to any proper and necessary extensions;

(ix) Not, without the written consent of the holders of at least two thirds (2/3) of voting power of the then outstanding Registrable Securities, make any offer relating to the Securities that would constitute a “free writing prospectus,” as defined in Rule 405 promulgated under the Act;

(x) Provide a transfer agent and registrar for all Registrable Securities Registered pursuant to the Registration Statement and, where applicable, a number assigned by the Committee on Uniform Securities Identification Procedures for all those Registrable Securities, in each case not later than the effective date of the Registration; and

(xi) Take all reasonable action necessary to list the Registrable Securities on the primary exchange on which the Company’s securities are then traded or, in connection with a Qualified IPO, the primary exchange on which the Company’s securities will be traded.

4.2 Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2 and Section 3 hereof with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the Registration of such Holder’s Registrable Securities.

4.3 Expenses of Registration. All expenses, other than (i) the underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to this Agreement (which shall be borne by the Holders requesting Registration on a pro rata basis in proportion to their respective numbers of Registrable Securities sold in such Registration), (ii) the special auditing fees exceeding US$25,000 and incurred from the demand registration pursuant to Section 2.1 of this Agreement (which shall be borne by the Holders requesting Registration on a pro rata basis in proportion to their respective numbers of Registrable Securities sold in such Registration), (iii) fees and disbursement of the counsel(s) engaged by each Holder (which shall be borne by such Holder) and (iv) fees and expenses charged by the depositary bank and transfer tax applicable to the sale of Registrable Securities pursuant to this Agreement (which shall be borne by the Holders requesting Registration on a pro rata basis in proportion to their respective numbers of Registrable Securities sold in such Registration), incurred in connection with Registrations, filings or qualifications pursuant to this Agreement, including all Registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and reasonable fees and disbursement of no more than US$100,000 of one (1) counsel for all selling Holders, shall be borne by the Company. The Company shall not, however, be required to pay for any expenses of any Registration proceeding begun pursuant to Section 2.1 or Section 2.2 of this Agreement if the Registration request is subsequently withdrawn at the request of the Holders holding a majority of the voting power of the Registrable Securities requested to be Registered by all Holder in such Registration (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be thereby Registered in the withdrawn Registration) unless the Holders of at least two thirds (2/3) of the voting power of the Registrable Securities then outstanding agree that such registration constitutes the use by the Holders of one (1) demand registration pursuant to Section 2.1 (in which case such registration shall also constitute the use by all Holders of Registrable Securities of one (1) such demand registration); provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company not known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and the Company shall pay any and all such expenses.

5.	Registration-Related Indemnification.

5.1 Company Indemnity.

(i) To the maximum extent permitted by Law and Memorandum and Articles, the Company will indemnify and hold harmless each Holder, such Holder’s partners, officers, directors, shareholders, members, and legal counsel, any underwriter (as defined in the Securities Act) and each Person, if any, who controls (as defined in the Securities Act) such Holder or underwriter, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under Laws which are applicable to the Company and relate to action or inaction required of the Company in connection with any Registration, qualification, or compliance, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each a “Violation”): (a) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement (unless Holder is actually aware of and consent in writing to the making of such untrue statement or alleged untrue statement), on the effective date thereof (including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto), (b) the omission or alleged omission to state in the Registration Statement, on the effective date thereof (including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto), a material fact required to be stated therein or necessary to make the statements therein not misleading, or (c) any violation or alleged violation by the Company of Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws. The Company will reimburse, as incurred, each such Holder, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action.

5.2 Holder Indemnity.

(i) To the maximum extent permitted by Law, each selling Holder that has included Registrable Securities in a Registration will, severally and not jointly, indemnify and hold harmless the Company, its directors and officers, any other Holder selling securities in connection with such Registration and each Person, if any, who controls (within the meaning of the Securities Act) the Company, such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs solely in reliance upon and in conformity with written information furnished by such Holder for express use in such Registration; and each such Holder will reimburse, as incurred, any Person intended to be indemnified pursuant to this Section 5.2, for any legal or other expenses reasonably incurred by such Person in connection with investigating or defending any such loss, claim, damage, liability or action. No Holder’s liability under this Section 5.2 (when combined with any amounts paid by such Holder pursuant to Section 5.4) shall exceed the net proceeds received by such Holder from the offering of securities made in connection with that Registration.

(ii) The indemnity contained in this Section 5.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld or delayed).

5.3 Notice of Indemnification Claim. Promptly after receipt by an indemnified party under Section 5.1 or Section 5.2 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under Section 5.1 or Section 5.2, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the indemnifying parties. An indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one (1) separate counsel, with the reasonably incurred fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party, to the extent so prejudiced, of any liability to the indemnified party under this Section 5, but the omission to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 5. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

5.4 Contribution. If any indemnification provided for in Section 5.1 or Section 5.2 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other, in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case: (A) no Holder will be required to contribute any amount (after combined with any amounts paid by such Holder pursuant to Section 5.2) in excess of the net proceeds to such Holder from the sale of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

5.5 Underwriting Agreement. To the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

5.6 Survival. The obligations of the Company and Holders under this Section 5 shall survive the completion of any offering of Registrable Securities in a Registration Statement under this Agreement, regardless of the expiration of any statutes of limitation or extensions of such statutes.

6.	Additional Registration-Related Undertakings.

6.1 Reports under the Exchange Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any comparable provision of any Applicable Securities Laws that may at any time permit a Holder to sell securities of the Company to the public without Registration or pursuant to a Registration on Form F-3 or Form S-3 (or any comparable form in a jurisdiction other than the United States), the Company agrees to:

(i) make and keep public information available, as those terms are understood and defined in Rule 144 (or comparable provision, if any, under Applicable Securities Laws in any jurisdiction where the Company’s securities are listed), at all times following 90 days after the effective date of the first Registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(ii) file with the Commission in a timely manner all reports and other documents required of the Company under all Applicable Securities Laws; and

(iii) at any time following ninety (90) days after the effective date of the first Registration under the Securities Act filed by the Company for an offering of its securities to the general public by the Company, promptly furnish to any Holder holding Registrable Securities, upon request (a) a written statement by the Company that it has complied with the reporting requirements of all Applicable Securities Laws at any time after it has become subject to such reporting requirements or, at any time after so qualified, that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 or Form S-3 (or any form comparable thereto under Applicable Securities Laws of any jurisdiction where the Company’s securities are listed), (b) a copy of the most recent annual or quarterly report of the Company and such other reports and documents as filed by the Company with the Commission, and (c) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the Commission, that permits the selling of any such securities without Registration or pursuant to Form F-3 or Form S-3 (or any form comparable thereto under Applicable Securities Laws of any jurisdiction where the Company’s Securities are listed).

6.2 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the written consent of holders of at least a majority of the voting power of the then outstanding Registrable Securities held by all Holders (calculated on an as-converted to Class A Ordinary Share basis) (which shall include the written consent of the Majority Preferred Holders), enter into any agreement with any holder or prospective holder of any Equity Securities of the Company that would allow such holder or prospective holder to cause the Company to include such Equity Securities in any Registration filed under Section 2 or Section 3 hereof on a basis pari passu with or more favorable to such holder or prospective holder than is provided to the Holders of Registrable Securities.

6.3 Termination of Registration Rights. The registration rights set forth in Section 2 and Section 3 of this Agreement shall terminate on the earlier of (i) the date that is five (5) years from the date of closing of an IPO, (ii) with respect to any Holder, the date on which such Holder may sell without registration, all of such Holder’s Registrable Securities under Rule 144 of the Securities Act in any ninety (90)-day period.

6.4 Exercise of Ordinary Share Equivalents. Notwithstanding anything to the contrary provided in this Agreement, the Company shall have no obligation to Register Registrable Securities which, if constituting Ordinary Share Equivalents, have not been exercised, converted or exchanged, as applicable, for Ordinary Shares as of the effective date of the applicable Registration Statement, but the Company shall cooperate and facilitate any such exercise, conversion or exchange as requested by the applicable Holder.

6.5 Intent. The terms of Sections 2 through 6 are drafted primarily in contemplation of an offering of securities in the United States of America. The Parties recognize, however, the possibility that securities may be qualified for registration or registered for offering to the public in a jurisdiction other than the United States of America where registration rights have significance or that the Company might effect an offering in the United States of America in the form of American Depositary Receipts or American Depositary Shares. Accordingly:

(i) it is their intention that, whenever this Agreement refers to a Law, form, process or institution of the United States of America but the Parties wish to effectuate qualification or registration in a different jurisdiction where registration rights have significance, reference in this Agreement to the Laws or institutions of the United States shall be read as referring, mutatis mutandis, to the comparable Laws or institutions of the jurisdiction in question; and

(ii) it is agreed that the Company will not undertake any listing of American Depositary Receipts, American Depositary Shares or any other security derivative of the Ordinary Shares unless arrangements have been made reasonably satisfactory to the Majority Preferred Holders to ensure that the spirit and intent of this Agreement will be realized and that the Company is committed to take such actions as are necessary such that the Holders will enjoy rights corresponding to the rights hereunder to sell their Registrable Securities in a public offering in the United States of America as if the Company had listed Ordinary Shares in lieu of such derivative securities.

6.6 Assignment of Registration Rights. The registration rights of a Holder under Section 2 to 6 hereof may be assigned to any person acquiring Registrable Securities, provided that (i) all or at least 100,000 Registrable Securities (subject to share split, share combination, share dividend or such other similar recapitalization event) held by such Holder are transferred; or (ii) the assignees of those Registrable Securities agree to designate one (1) representative to represent them to exercise the Registration Rights under Section 2 to 6; provided further, that in either case no party may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further, that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including the provisions of this Section 6.6, and such assignee shall agree to be bound by the terms and conditions of this Agreement.

7.	Preemptive Right.

7.1 General. The Company hereby grants to each holder of Preferred Shares (the “Preemptive Rights Holder”) the right of first refusal (and any oversubscription right, as provided below) to purchase such Preemptive Rights Holder’s Pro Rata Share (as defined below), of all (or any part) of any New Securities (as defined below) that the Company may from time to time issue after the date of this Agreement (the “Preemptive Right”).

7.2 Pro Rata Share. A Preemptive Rights Holder’s “Pro Rata Share” for purposes of the Preemptive Right is the ratio of (a) the number of Class A Ordinary Shares (including any class of shares calculated on as-converted basis) held by such Preemptive Rights Holder, to (b) the total number of Class A Ordinary Shares (including any class of shares calculated on as-converted basis and any Class A Ordinary Shares issuable upon exercise of outstanding warrants and options) then outstanding immediately prior to the issuance of New Securities giving rise to the Preemptive Right.

7.3 New Securities. For purposes hereof, “New Securities” shall mean any Equity Securities of the Company issued after the date hereof, except for:

(i) Ordinary Shares, options, restricted share units and/or other awards therefor reserved for issuance to or granted to employees, officers, directors, contractors, advisors or consultants of the Group Companies under the ESOP, provided that such reserve is in accordance with the terms of the ESOP and the ESOP has been duly approved in accordance with this Agreement;

(ii) Ordinary Shares actually issued upon the conversion or exchange of Ordinary Share Equivalents, provided such issuance is in accordance the terms of such Ordinary Share Equivalents (which Ordinary Share Equivalents have been duly approved in accordance with this Agreement or issued prior to the date of this Agreement in accordance with the Prior Shareholders Agreement or any other similar shareholders agreement in effect as of the date of such issuance);

(iii) any Equity Securities of the Company issued pursuant to the bona fide acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all assets of such other corporation or entity, or fifty percent (50%) or more of the equity ownership or voting power of such other corporation or entity, provided that any such foregoing transaction has been duly approved in accordance with this Agreement;

(iv) any Equity Securities issued under the Purchase Agreement (as defined in the Purchased Agreement) and any Class A Ordinary Shares issued pursuant to the conversion of Class B Ordinary Shares and Preferred Shares;

(v) any Equity Securities issued or issuable pursuant to a share split, share dividend, combination, recapitalization or other similar transaction of the Company in which all Preemptive Rights Holders are entitled to participate on a pro rata basis;

(vi) any Equity Securities issued pursuant to a Qualified IPO; and

(vii) any Equity Securities issued as part of any debt financing or financial lease with any financial institution, provided that any such foregoing transaction has been duly approved in accordance with this Agreement.

7.4 Procedures.

(i) First Participation Notice. In the event that the Company proposes to undertake an issuance of New Securities (in a single transaction or a series of related transactions), it shall give to each Preemptive Rights Holder written notice of its intention to issue New Securities (the “First Participation Notice”), describing the amount and type of New Securities, the price and the general terms upon which the Company proposes to issue such New Securities and the details relating to the identity of the proposed buyer of such New Securities. Each Preemptive Rights Holder shall have fifteen (15) Business Days from the date of receipt of any such First Participation Notice to agree in writing to purchase up to such Preemptive Rights Holder’s Pro Rata Share of such New Securities for the price and upon the terms and conditions specified in the First Participation Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Preemptive Rights Holder’s Pro Rata Share). If any Preemptive Rights Holder fails to so respond in writing within such fifteen (15) Business Days period to purchase such Preemptive Rights Holder’s full Pro Rata Share of an offering of New Securities, then such Preemptive Rights Holder shall forfeit the right hereunder to purchase that part of its Pro Rata Share of such New Securities that it did not agree to purchase, but shall not be deemed to forfeit any right with respect to any other issuance of New Securities.

(ii) Second Participation Notice; Oversubscription. If any Preemptive Rights Holder fails or declines to exercise its Preemptive Rights in accordance with subsection (i) above, the Company shall promptly give notice (the “Second Participation Notice”) to other Preemptive Rights Holders who exercised in full their Preemptive Rights (the “Oversubscription Participants”) in accordance with subsection (i) above. Each Oversubscription Participant shall have ten (10) Business Days from the date of the Second Participation Notice (the “Second Participation Period”) to notify the Company of its desire to purchase more than its Pro Rata Share of the New Securities, stating the number of the additional New Securities it proposes to buy (the “Additional Number”). Such notice may be made by telephone if confirmed in writing within five (5) Business Days. If, as a result thereof, such oversubscription exceeds the total number of the remaining New Securities available for purchase, each Oversubscription Participant will be cut back by the Company with respect to its oversubscription to such number of remaining New Securities equal to the lesser of (x) the Additional Number and (y) the product obtained by multiplying (i) the number of the remaining New Securities available for subscription by (ii) a fraction, the numerator of which is the number of Class A Ordinary Shares (including any class of shares calculated on as-converted basis) held by such Oversubscription Participant and the denominator of which is the total number of Class A Ordinary Shares (including any class of shares calculated on an as-converted basis) held by all the Oversubscription Participants.

7.5 Failure to Exercise. Upon the expiration of the Second Participation Period, or in the event no Preemptive Rights Holder exercises the Preemptive Rights within fifteen (15) Business Days following the issuance of the First Participation Notice, the Company shall have ninety (90) days thereafter to complete the sale of the New Securities described in the First Participation Notice with respect to which the Preemptive Rights hereunder were not exercised at the same or higher price and upon non-price terms not more favorable to the purchasers thereof than specified in the First Participation Notice. In the event that the Company has not issued and sold such New Securities within such ninety (90) days period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Preemptive Rights Holders pursuant to this Section 7.

8.	Information and Inspection Rights.

8.1 Delivery of Financial Statements. For as long as any holder of Preferred Shares and its Affiliates continues to hold Preferred Shares representing 2% or more of the total share capital of the Company (on an as-converted and fully-diluted basis), the Group Companies shall deliver to such holder of Preferred Shares the following documents or reports:

(i) within ninety (90) days after the end of each fiscal year of the Company, a consolidated income statement and statement of cash flows for the Group Companies for such fiscal year and a consolidated balance sheet for the Group Companies as of the end of the fiscal year, all prepared in accordance with the US GAAP, audited and certified by one of the “Big 4” or a reputable firm of independent certified public accountants acceptable to the Majority Preferred Holders, and a management report including a comparison of the financial results of such fiscal year with the corresponding annual budget prepared in accordance with the US GAAP (provided that such financial statements may be unaudited if the Majority Preferred Holders determines that the Group Companies are not required to obtain audited financial statements);

(ii) within forty-five (45) days after the end of each quarter, a consolidated unaudited income statement and statement of cash flows for such quarter and a consolidated balance sheet for the Group Companies as of the end of such quarter, all prepared in accordance with the US GAAP;

(iii) within thirty (30) days after the end of each month, operating and financial information of that month prepared by or otherwise available to the Company and any other Group Company in the ordinary course of business;

(iv) an annual budget and strategic plan (the “Annual Budget”) at least thirty (30) days prior to the beginning of each fiscal year approved in accordance with Section 10.1(xi) hereof; and

(v) as soon as practicable, any other material information relating to the financial condition and Business of the Group Companies reasonably requested by any holder of Preferred Shares (including monthly or other periodic operating information), provided, however, that the Group Companies shall not be obligated under this Section 8.1(v) to provide information (i) that the Board reasonably determines in good faith to be a trade secret or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Group Companies and their counsel.

8.2 Inspection Rights. For as long as any holder of Preferred Shares and its Affiliates continues to hold Preferred Shares representing 2% or more of the total share capital of the Company (on an as-converted and fully-diluted basis), each Group Company covenants and agrees that, upon a reasonable prior notice of at least five (5) Business Days to the Company, such holder of Preferred Shares shall have the right to inspect facilities, properties, records and books (including but not limited to the books of account) of each Group Company at any time during regular working hours for a reasonable purpose and the right to discuss the business, operation and conditions of a Group Company with any Group Company’s directors, officers, employees, independent accountants, legal counsels and investment bankers, at the cost of such holder of Preferred Shares.

9.	Election of Directors.

9.1 Board of Directors.

(i) The Company shall have, and the Parties agree to cause the Company to have, a Board consisting of up to nine (9) authorized directors, with the composition of the Board determined as follows: (a) the Majority Ordinary Holders shall be entitled to appoint, replace and reappoint at any time or from time to time five (5) directors on the Board (the “Founder Directors”), one of whom shall be Yi Wang (王翌) as of the date of the Closing, with Yi Wang being the chairman of the Board, (b) so long as the issued and outstanding Preferred Shares held by IDG and its Affiliates represent in the aggregate 7.5% or more of the total share capital of the Company (on an as-converted and fully-diluted basis), IDG shall be entitled to appoint, replace and reappoint at any time or from time to time one (1) director (the “IDG Director”) on the Board, (c) so long as the issued and outstanding Preferred Shares held by GGV and its Affiliates represent in the aggregate 7.5% or more of the total share capital of the Company (on an as-converted and fully-diluted basis), GGV shall be entitled to appoint, replace and reappoint at any time or from time to time one (1) director (the “GGV Director”) on the Board, (d) so long as the issued and outstanding Series B Preferred Shares (together with any Ordinary Shares converted therefrom) represent in the aggregate 7.5% or more of the total share capital of the Company (on an as-converted and fully-diluted basis), the Majority Series B Holders shall be entitled to appoint, replace and reappoint at any time or from time to time one (1) director (the “Series B Director”) on the Board, and (e) so long as the issued and outstanding Series C Preferred Shares (together with any Ordinary Shares converted therefrom) represent in the aggregate 7.5% or more of the total share capital of the Company (on an as-converted and fully-diluted basis), the Majority Series C Holder shall be entitled to appoint, replace and reappoint at any time or from time to time one (1) director (the “Series C Director,” together with the IDG Director, the GGV Director and the Series B Director, collectively the “Investor Directors” and each, an “Investor Director”) on the Board. Each of the Investor Directors shall have one (1) vote. The Founder Directors shall in total have five (5) votes, and if the Majority Ordinary Holders appoint less than five (5) Founder Directors, each such appointed Founder Director shall have one (1) vote; provided, however, that in the case of Yi Wang (王翌) being one of the Founder Directors, Yi Wang shall have a number of votes that is equal to (i) five (5) minus (ii) the number of the other Founder Directors (if any) that are actually appointed by the Majority Ordinary Holders.

(ii) Each of the other Group Companies shall have, and the Ordinary Holders and the Company agree to cause each of the other Group Companies to have the same number of directors in its respective board (the “Subsidiary Board” and collectively, the “Subsidiary Boards”) as the Company’s Board, and the Majority Ordinary Holders, IDG, GGV, the Majority Series B Holders and the Majority Series C Holder shall be entitled to appoint the same number of directors to each Group Company as they are entitled to appoint to the Company’s Board.

9.2 Voting Agreements

(i) With respect to each election of directors of the Board, each holder of voting securities of the Company shall vote at each meeting of shareholders of the Company, or in lieu of any such meeting shall give such holder’s written consent with respect to, as the case may be, all of such holder’s voting securities of the Company as may be necessary (x) to keep the authorized size of the Board at up to nine (9) directors, (y) to cause the election or re-election as members of the Board, and during such period to continue in office, each of the individuals designated pursuant to Section 9.1, and (z) against any nominees not designated pursuant to Section 9.1.

(ii) Any Director designated pursuant to Section 9.1 may be removed from the Board only upon the vote or written consent of the Person or group of Persons entitled to designate such Director pursuant to Section 9.1, and the Parties agree not to seek, vote for or otherwise effect the removal of any such Director without such vote or written consent. Any Person or group of Persons entitled to designate any individual to be elected as a Director on the Board shall have the exclusive right at any time or from time to time to remove any such Director occupying such position and to fill any vacancy caused by the death, disability, retirement, resignation or removal of any Director occupying such position, and each other Party agrees to cooperate with such Person or group of Persons in connection with the exercise of such right. Each holder of voting securities of the Company agrees to always vote such holder’s respective voting securities of the Company (and given written consents in lieu thereof) in support of the foregoing.

(iii) The Company agrees to take such action, and each other Party hereto agrees to take such action, as is necessary to cause the election or appointment to each Subsidiary Board of the Investor Directors pursuant to Section 9.1. Upon a removal or replacement of any Investor Director from the Board in accordance with Section 9.2(ii), the Company agrees to take such action, and each other Party hereto agrees to take such action, as is necessary to cause the removal of such director from each Subsidiary Board.

9.3 Quorum. The Board shall hold no less than one (1) board meeting during each fiscal quarter. A meeting of the Board shall only proceed where there are present (whether in person or by means of a conference telephone or any other equipment which allows all participants in the meeting to speak to and hear each other simultaneously) four (4) directors of the Company then in office (which must in all cases include Yi Wang as long as he is a Director and two (2) or more Investor Directors), and the Parties shall cause the foregoing to be the quorum requirements for the Board. A meeting of each Subsidiary Board shall only proceed where there are present (whether in person or by means of a conference telephone or any other equipment which allows all participants in the meeting to speak to and hear each other simultaneously) four (4) directors then in office (which must in all cases include Yi Wang as long as he is a Director and two (2) or more Investor Directors), and the Parties shall cause the foregoing to be the quorum requirements for each Subsidiary Board. Notwithstanding the foregoing, if notice of the board meeting (the “Meeting Notice”) has been duly delivered to all directors of the Board or the applicable Subsidiary Board four (4) Business Days prior to the scheduled meeting in accordance with the notice procedures under the Charter Documents of the applicable Group Company, and the number of directors required to be present under this Section 9.3 for such meeting to proceed is not present within one half hour from the time appointed for the meeting because of the absence of any Director, the meeting shall be adjourned to the third following Business Day at the same time and place (or to such other time or such other place as the directors may determine) with notice delivered to all directors one day prior to the adjourned meeting in accordance with the notice procedures under the Charter Documents of the applicable Group Company and, if at the adjourned meeting, the number of directors required to be present under this Section 9.3 for such meeting to proceed is not present within one half hour from the time appointed for the meeting because of the absence of any Director, then the presence of such Director(s), shall not be required at such adjourned meeting, provided that if any Investor Director is not present at such adjourned meeting, (i) the present Directors shall only discuss the matters as described in the Meeting Notice, and (ii) no Directors’ resolutions shall be passed in such adjourned meeting in respect to anything that requires approval of such Investor Director as provided in the Transaction Documents.

9.4 Expenses. The Company will promptly pay or reimburse each non-employee Board member for all reasonable out-of-pocket expenses incurred in connection with attending board or committee meetings and otherwise performing their duties as directors and committee members.

9.5 Alternates. Subject to applicable Law, each Director or each director on any Subsidiary Board shall be entitled to appoint an alternate to serve at any meeting of the Board or the applicable Subsidiary Board, and such alternate shall be permitted to attend all meetings of the Board or the applicable Subsidiary Board and vote on behalf of the Director or the director on the applicable Subsidiary Board for whom he is serving as an alternate.

9.6 Director Indemnification. To the maximum extent permitted by the Laws of the jurisdiction in which the Company is organized, the Company shall indemnify and hold harmless each Investor Director and shall comply with the terms of the respective director indemnification agreement (the “Indemnification Agreement”), and at the request of any Investor Director who is not a party to an Indemnification Agreement, shall enter into an director indemnification agreement with such Investor Director in similar form to the Indemnification Agreement.

9.7 Board Observer. So long as (i) the Shares held by Wu Capital Limited and its Affiliates represent in the aggregate 1.5% or more of the total share capital of the Company (on an as-converted and fully-diluted basis), Wu Capital Limited or its Affiliate shall be entitled to appoint, replace and reappoint at any time or from time to time one (1) observer (the “Wu Observer”) to attend all meetings of the Board, in a non-voting observer capacity, (ii) the Shares held by CMC Lullaby Holdings Limited and its Affiliates represent in the aggregate 1.5% or more of the total share capital of the Company (on an as-converted and fully-diluted basis), but CMC Lullaby Holdings Limited or its Affiliate otherwise does not have the right to appoint a director to the Board pursuant to Section 9.1, CMC Lullaby Holdings Limited or its Affiliate shall be entitled to appoint, replace and reappoint at any time or from time to time one (1) observer (the “CMC Observer”) to attend all meetings of the Board, in a non-voting observer capacity, (iii) the Shares held by IDG and its Affiliates represent in the aggregate 1.5% or more of the total share capital of the Company (on an as-converted and fully-diluted basis), but IDG or its Affiliate otherwise does not have the right to appoint a director to the Board pursuant to Section 9.1, IDG or its Affiliate shall be entitled to appoint, replace and reappoint at any time or from time to time one (1) observer (the “IDG Observer”) to attend all meetings of the Board, in a non-voting observer capacity, (iv) the Shares held by GGV and its Affiliates represent in the aggregate 1.5% or more of the total share capital of the Company (on an as-converted and fully-diluted basis), but GGV or its Affiliate otherwise does not have the right to appoint a director to the Board pursuant to Section 9.1, GGV or its Affiliate shall be entitled to appoint, replace and reappoint at any time or from time to time one (1) observer (the “GGV Observer” to attend all meetings of the Board, in a non-voting observer capacity, and (v) the Shares held by TBP and its Affiliates represent in the aggregate 1.5% or more of the total share capital of the Company (on an as-converted and fully-diluted basis), but TBP or its Affiliate otherwise does not have the right to appoint a director to the Board pursuant to Section 9.1, TBP or its Affiliate shall be entitled to appoint, replace and reappoint at any time or from time to time one (1) observer (the “TBP Observer”, together with the Wu Observer, the CMC Observer, the IDG Observer and the GGV Observer, the “Observers”) to attend all meetings of the Board, in a non-voting observer capacity; provided, however, that the Board, acting in good faith and upon advice of legal counsel, reserves the right to withhold any information and to exclude any Observer from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Group Companies and their counsel or result in disclosure of highly confidential proprietary technical information. Each Observer shall agree to hold in confidence and trust all information provided by the Company.

10.	Protective Provisions

10.1 Acts of the Group Companies Requiring Approval of Majority Preferred Holders. Notwithstanding any provision to the contrary contained herein or in the Charter Documents of any Group Company but subject to the provisions of Section 11 (which shall prevail over the provisions of this Section 10), and no Party shall permit any Group Company to, and the shareholders of the Company shall not permit the Company to, take, permit to occur, approve, authorize, or agree or commit to do any of the following, whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, unless, when determining (a) Sections 10.1 (iii), 10.1 (v), 10.1 (ix), 10.1 (xi), 10.1 (xiii), 10.1 (xiv), and 10.1 (xvii), approved by the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding Preferred Shares (voting together as a single class and calculated on as-converted basis), (b) Sections 10.1 (i), 10.1 (ii), 10.1 (iv), 10.1 (vi), 10.1 (vii), 10.1 (viii), 10.1 (x), 10.1 (xii), 10.1 (xv) and 10.1 (xvi), approved by the Majority Preferred Holders, and (c) 10.1 (v), 10.1 (xiii), 10.1 (xiv), and 10.1 (xvii), approved by the Majority Series C Holder, in each case, in writing in advance, provided that where any such action requires a Special Resolution of the shareholders in accordance with the Companies Law (2016 Revision) of the Cayman Islands and if the shareholders vote in favour of such act but the approval of the Majority Preferred Holders or the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding Preferred Shares (as applicable) has not yet been obtained, the Majority Preferred Holders or the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding Preferred Shares (as applicable) shall have the voting rights equal to the aggregate voting power of all the shareholders who voted in favour of such act plus one:

(i) any change in any Group Company’s Articles of Association or similar constitutional documents, or any other action, that may materially alter or change the rights or preferences of any of the Preferred Shares;

(ii) any action that authorizes, creates or issues (A) any class or series of Equity Securities having rights, preferences, privileges, powers, limitations or restrictions superior to or on a parity with the Preferred Shares, whether as to liquidation, conversion, dividend, voting, redemption, or otherwise, or any Equity Securities convertible into, exchangeable for, or exercisable into any Equity Securities having rights, preferences, privileges, powers, limitations or restrictions superior to or on a parity with of the Preferred Shares, whether as to liquidation, conversion, dividend, voting, redemption or otherwise, or (B) any Equity Securities of any Group Company, except for Ordinary Shares, options, restricted share units and/or other awards therefor that have been reserved as of the date hereof for issuance to employees, officers, directors, contractors, advisors or consultants of the Group Companies in accordance with the terms of the ESOP;

(iii) any Liquidation Event as defined under the Memorandum and Articles, or any merger, amalgamation, scheme or arrangement or consolidation of any Group Company with any Person; provided, that if such transaction has an implied equity valuation of the Company of less than US$900,000,000, the prior written approval of the Majority Series C Holder shall be required;

(iv) any material change in the share capital or registered capital of any Group Company;

(v) any liquidation, winding up or bankruptcy, reorganization or other analogous insolvency proceeding of any Group Company;

(vi) any material change of the nature of the business of any Group Company unless approved by the Board (including the affirmative vote of a majority of the Investor Directors);

(vii) any transactions by any Group Company exceeding RMB4,000,000 with any Related Party, unless such transaction is expressly contemplated under the Transaction Documents;

(viii) incurrence by any Group Company of Indebtedness or guarantees of Indebtedness in excess of RMB4,000,000, unless approved by the Board (including the affirmative vote of a majority of the Investor Directors) or unless otherwise set forth in the Annual Budget;

(ix) any entry into any contract with the management personnel of any Group Company, other than the contracts with respect to arrangements for employment or any contract relating to the ESOP;

(x) the appointment or removal of the auditors, or the change of accounting standard or the term of the fiscal year for any Group Company;

(xi) the approval of, or any material deviation from or material amendment of, the Annual Budget of any Group Company, unless approved by the Board (including the affirmative vote of a majority of the Investor Directors);

(xii) any declaration or payment of any dividend or other distribution, or determination of the dividend policy of such Group Company;

(xiii) any purchase, repurchase, redemption or retirements of any Equity Security of any Group Company, other than (A) the purchase, repurchase or redemption of Ordinary Shares by the Company at no more than the original purchase price from terminated employees, officers or consultants in accordance with the ESOP, (B) the purchase, repurchase or redemption of the Shares pursuant to Article 8.4 of the Memorandum and Articles, and (C) the Option Repurchases;

(xiv) any sale, transfer, license on an exclusive basis, pledge, encumber or otherwise disposal of any material intellectual property or other material assets of any Group Company or any of its Affiliates to a third party;

(xv) any increase or decrease of the size and composition of the Board not otherwise provided for herein;

(xvi) appointment or removal of any management personnel of any Group Company at the senior VP-level or above (including chief executive office, chief operation officer and chief financial officer), unless approved by the Board (including the affirmative vote of a majority of the Investor Directors); or

(xvii) any sale, transfer, pledge, mortgage or other disposal of any equity interest (whether directly or indirectly) in any Subsidiaries of the Company.

10.2 Acts of the Group Companies Requiring Investor Directors Approval. Notwithstanding any provision to the contrary contained herein or in the Charter Documents of any Group Company, but subject to the provisions of Section 11 (which shall prevail over the provisions of this Section 10), no Group Company shall take, permit to occur, approve, authorize, or agree or commit to do any of the following, and no Party shall permit any Group Company to, and the shareholders of the Company shall not permit the Company to, take, permit to occur, approve, authorize, or agree or commit to do any of the following, whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, unless approved in writing by (a) a majority of the votes of the Directors of the Board (which must include the affirmative votes of a majority of the Investor Directors), and (b) when determining Sections 10.2(iv) or (vii), approved by the Series C Director, for as long as the Majority Series C Holder has the right to appoint, remove and replace a director to the Board pursuant to Section 9.1:

(i) any sale, transfer or other disposal of by any Group Company of any assets, businesses, interests, properties or securities valued in excess of RMB8,000,000 individually or RMB13,000,000 in the aggregate during any fiscal year, or the disposition of all or substantially all of the assets of any Group Company (or any series of related transactions having similar effect);

(ii) any acquisition of or investment in any business by any Group Company valued in excess of RMB8,000,000;

(iii) the incurrence by any Group Company of any capital expenditure in excess of RMB8,000,000 unless authorized in the Annual Budget;

(iv) the adoption, amendment or termination of the ESOP or any other equity incentive, purchase or participation plan, including any amendment of the number of shares of the Company reserved under the ESOP, for the benefit of any employees, officers, directors, contractors, advisors or consultants of any of the Group Companies;

(v) any action to grant options or other awards under the ESOP to key management personnel of any Group Company, or to any Person representing ten percent (10%) or more of the aggregate number of Ordinary Shares reserved under the ESOP;

(vi) any debt financing by any Group Company in excess of RMB8,000,000, or any borrowing from banks or other financial institutions outside the Annual Budget; and

(vii) any public offering of any Equity Securities of any Group Company other than a Qualified IPO, including the determination of the terms, valuation, stock exchange, the underwriters therefor.

11.	Drag-Along Rights

11.1 In the event that holders of sixty percent (60%) or more of the voting power of all the Preferred Shares (voting together as a single class and calculated on as-converted to Class A Ordinary Share basis) and Yi Wang (王翌) (collectively, the “Drag Holders”) have approved a Liquidation Event or a Share Sale, whether or not structured as a merger, consolidation, reorganization, asset sale or sale of control of the Company or otherwise (the “Drag-Along Sale”), to any Person that is not a Drag Holder or an Affiliate of any Drag Holder (the “Offeror”), and the valuation of the Group Companies in the Drag-Along Sale is no less than US$500 million, the Drag Holders, may, at their option, by delivery of a written notice (the “Drag-Along Notice”), require each of the other holder of Equity Securities of the Company (the “Dragged Holders”) to, and whereupon each Dragged Holder hereby irrevocably agrees to:

(i) sell, at the same time as the Drag Holders sell to the Offeror, in the Drag-Along Sale, all of its Equity Securities of the Company or the same percentage of its Equity Securities of the Company as the Drag Holders sell, on the same terms and conditions as were agreed to by the Drag Holders, and the aggregate purchase price or other consideration of the Company in respect of such Drag-Along Sale shall be distributed to the holders of Shares of the Company subject to such sale in accordance with the provisions set forth in Article 8.1(B) (Liquidation Preferences) of the Memorandum and Articles, as if such Drag-Along Sale is a Liquidation Event;

(ii) vote all of its Equity Securities of the Company (a) in favor of such Drag-Along Sale, (b) against any other consolidation, recapitalization, amalgamation, merger, sale of securities, sale of assets, business combination, or transaction that would interfere with, delay, restrict, or otherwise adversely affect such Drag-Along Sale, and (c) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the definitive agreement(s) related to such Drag-Along Sale or that could result in any of the conditions to the closing obligations under such agreement(s) not being fulfilled, and, in connection therewith, to be present (in person or by proxy) at all relevant meetings of the shareholders of the Company (or adjournments thereof) or to approve and execute all relevant written consents in lieu of a meeting;

(iii) not exercise any dissenters’ or appraisal rights under applicable Law with respect to such Drag-Along Sale;

(iv) take all necessary actions in connection with the consummation of such Drag-Along Sale as reasonably requested by the Drag Holders, including the execution and delivery of any share transfer or other agreements prepared in connection with such Drag-Along Sale, and the delivery, at the closing of such Drag-Along Sale involving a sale of shares, of all certificates representing shares held or controlled by such holder, duly endorsed for transfer or accompanied by a duly executed share transfer form, or affidavits and indemnity undertakings with respect to lost certificates; and

(v) restructure such Drag-Along Sale, as and if reasonably requested by the Drag Holders, as a merger, consolidation, restructuring or similar transaction, or a sale of all or substantially all of the assets of the Company, or otherwise.

In any such Drag-Along Sale, (i) each such holder shall bear a proportionate share (based upon the relative proceeds received in such transaction) of the Drag Holders’ reasonable fees and expenses incurred in the transaction, including legal, accounting and investment banking fees and expenses, and (ii) each such holder shall severally, not jointly, join on a pro rata basis (based upon the relative proceeds received in such transaction) in any indemnification obligations that are part of the terms and conditions of such Drag-Along Sale (other than those that relate specifically to a particular holder, such as indemnification with respect to representations and warranties given by such holder regarding such holder’s title to and ownership of shares, due authorization, enforceability, and no conflicts, which shall instead be given solely by such holder) but only up to the net proceeds paid to such holder in connection with such Drag-Along Sale; provided, that no Investor shall be required to give or make any representations, warranties, covenants, indemnities or other agreements relating to the business and operations of any Group Company.

11.2 In the event that any of the Dragged Holders (the “Defaulting Holder”) fails for any reason to take any of the foregoing actions within fifteen (15) days after receiving the Drag-Along Notice, each of the Drag Holders shall have the right to sell to the Defaulting Holder the type and number of Equity Securities equal to the number of Equity Securities such Drag Holder would have transferred to the Offeror had the Defaulting Holder taken each of the foregoing actions within such fifteen (15) days. The price per share at which the shares are to be sold to the Defaulting Holder shall be equal to the price per share that would have been paid by the Offeror to the Drag Holders in the Drag-Along Sale. The Defaulting Holder shall also reimburse each Drag Holder for any and all reasonable fees and expense, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of such Drag Holder’s rights under Section 11.2. The Drag Holders shall, if exercising the option created hereby, deliver to the Defaulting Holder an instrument of transfer and either the certificate or certificates representing shares to be sold under this Section 11.2 by the Drag Holders, each certificate to be properly endorsed for transfer, or an affidavit of lost certificate. The Defaulting Holder shall, upon receipt of the foregoing, pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, in cash by wire transfer of immediately available funds or by other means acceptable to the Drag Holders. The Company shall concurrently therewith record such transfer on its books and update its register of members and will promptly thereafter and in any event within five (5) days reissue certificates to the Drag Holders reflecting the new securities held by them giving effect to such transfer. None of the transfer restrictions set forth in this Agreement or other Transaction Documents shall apply in connection with a Drag-Along Sale, notwithstanding anything contained to the contrary herein and therein.

12.	Additional Covenants.

12.1 Control of Subsidiaries. The Company shall, and each of the Founders and the Founder Holding Companies shall use reasonable best efforts to cause the Company to, institute and keep in place such arrangements as are reasonably satisfactory to the Majority Preferred Holders such that the Company (i) will at all times control the operations of each other Group Company, and (ii) will at all times be permitted to properly consolidate the financial results for each other Group Company in the consolidated financial statements for the Company prepared under the US GAAP.

12.2 Compliance with Laws. The Group Companies shall, and each Party (other than the Investors) shall cause the Group Companies to, conduct their respective business in compliance in all material respects with all applicable Laws, and obtain, make and maintain in effect, all Consents from the relevant Governmental Authority or other Person required in respect of the due and proper establishment and operations of each Group Company as now conducted in compliance in all material respects with all applicable Laws. Without limiting the generality of the foregoing, none of the Group Companies shall, and the Parties (other than the Investors) shall cause each Group Company not to, and the Parties shall ensure that its and their respective Affiliates and its respective officers, directors, and representatives shall not, directly or indirectly, (a) offer or give anything of value to any Public Official with the intent of obtaining any improper advantage, affecting or influencing any act or decision of any such Person, assisting any Group Company in obtaining or retaining business for, or with, or directing business to, any Person, or constituting a bribe, kickback or illegal or improper payment to assist any Group in obtaining or retaining business, (b) take any other action, in each case, in violation of the Foreign Corrupt Practices Act of the United States of America, as amended (as if it were a U.S. Person), or any other applicable similar anti-corruption, recordkeeping and internal controls Laws, or (c) establish or maintain any fund or assets in which any Group Company has proprietary rights that have not been recorded in its books and records of Group Company.

12.3 Insurance. The Company shall, and each of the Founders and the Founder Holding Companies shall use reasonable best efforts to cause the Company to, promptly purchase and maintain, and shall cause the Group Companies to promptly purchase and maintain, in effect, insurance policies with respect to the Group Company’s properties, employees, products, operations, and/or business, each in the amounts not less than that are customarily obtained by companies of similar size, in a similar line of business, and with operations in PRC.

12.4 Future Holders of Ordinary Shares. Except with the written consent of the Majority Preferred Holders, the Company shall, and each of the Founders and the Founder Holding Companies shall use reasonable best efforts to cause (i) all future holders of more than one percent (1%) the Company’s Ordinary Shares and all future holders of Ordinary Share Equivalents convertible, exchangeable or exercisable for more than one percent (1%) of the Company’s Ordinary Shares (other than the Investors), and (ii) each Subsidiary of the Company, in each case, to join this Agreement as a party. The Parties hereby agree that such future holders may become parties to this Agreement by executing an instrument of accession to this Agreement in a standard and customary form reasonably satisfactory to the Majority Preferred Holders, without any amendment to this Agreement, pursuant to this Section 12.4

12.5 Intellectual Property Protection. Except with the written consent of the Board (including the affirmative vote of at least one (1) Investor Director), the Group Companies shall, and shall cause each of the other Group Companies to, take all reasonable steps to protect their respective material Intellectual Property rights, including (a) registering their material respective trademarks, brand names, domain names and copyrights, and (b) requiring each employee and consultant of each Group Company to enter into a confidentiality and invention assignment agreement and a non-competition agreement requiring such persons to protect and keep confidential such Group Company’s confidential information, intellectual property and trade secrets, prohibiting such persons from competing with such Group Company for a reasonable time after their tenure with any Group Company, and requiring such persons to assign all ownership rights in their work product to such Group Company, in each case in form and substance reasonably acceptable to the Board (including the affirmative vote of at least one (1) Investor Director).

12.6 Internal Control System. Each Group Company shall, and each of the Founders and the Founder Holding Companies shall use reasonable best efforts to cause each Group Company to, maintain the books and records in accordance with sound business practices and implement and maintain an adequate system of procedures and controls with respect to finance, management, and accounting that meets international standards of good practice and is reasonably satisfactory to the Majority Preferred Holders to provide reasonable assurance that (i) transactions by it are executed in accordance with management’s general or specific authorization, (ii) transactions by it are recorded as necessary to permit preparation of financial statements in conformity with the respective PRC GAAP or US GAAP and to maintain asset accountability, (iii) access to assets of it is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for assets of it is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material differences, (v) segregating duties for cash deposits, cash reconciliation, cash payment, proper approval is established, and (vi) any personal assets or bank accounts of the employees, directors, officers are not mingled with the corporate assets or corporate bank account, and no Group Company uses any personal bank accounts of any employees, directors, officers thereof during the operation of the business.

12.7 Non-compete. Unless with the prior written consent of the Majority Preferred Holders, each Founder (a) shall devote his full time and attention to the business of the Group Companies, shall not manage, work for or render service for Nanjing Yunshijie Information Technology Co., Ltd. (南京云视界信息技术有限公司), despite his position of CEO and executive director in such company, and shall use his commercially reasonable efforts to develop the business and interests of the Group Companies, (b) during the time when such Founder is a director, officer, employee, consultant or a direct or indirect holder of Equity Securities of a Group Company and for two (2) years after such Founder is no longer a director, officer, employee, consultant or a direct or indirect holder of Equity Securities of a Group Company, shall not, and shall cause his Affiliate or Associate not to, directly or indirectly, (i) own, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, that competes with the business of any Group Company (a “Restricted Business”); provided, however, that the restrictions contained in this clause (i) shall not restrict the acquisition by such Founder, directly or indirectly, of less than 0.5% of the outstanding share capital of any publicly traded company engaged in a Restricted Business; (ii) solicit any Person who is or has been at any time a customer of the Group for the purpose of offering to such customer goods or services similar to or competing with those offered by any Group Company, or canvass or solicit any Person who is or has been at any time a supplier or licensor or customer of any Group Company for the purpose of inducing any such Person to terminate its business relationship with such Group Company; or (iii) solicit or entice away or endeavor to solicit or entice away any director, officer, consultant or employee of any Group Company, and (c) except as otherwise contemplated under the Transaction Documents, shall not disclose to others or use, whether directly or indirectly (except on behalf of and for the benefit of the Group Companies), any material information about the business conducted by any Group Company, or in relation to any Group Company, their respective clients, customers, suppliers and franchisees, and any proprietary information of any Group Company, in whatever media. Each Founder expressly agrees that the limitations set forth in this Section 12.7 are reasonably tailored and reasonably necessary in light of the circumstances. Furthermore, if any provision of this Section 12.7 is more restrictive than permitted by the Laws of any jurisdiction in which a Party seeks enforcement thereof, then this Section 12.7 will be enforced to the greatest extent permitted by Law. Each of the undertakings contained in this Section 12.7 shall be enforceable by each Group Company and the Investor separately and independently of the right of the other Group Companies and the other Investors (if any).

12.8 No Avoidance; Voting Trust. Each Founder, Founder Holding Company and Group Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by such Party, and each such Party will at all times in good faith assist and take action as appropriate in the carrying out of all of the provisions of this Agreement. Except for (i) the transactions contemplated by the Transaction Documents and (ii) the grant of voting proxy or power of attorney to Yi Wang (王翌) with respect to the voting and other powers of the Shares that such Ordinary Holder may be entitled to pursuant to the ESOP and in accordance with the terms of the ESOP, each Ordinary Holder agrees that it shall not enter into any other agreements or arrangements of any kind with respect to the voting of any Shares or deposit any Shares in a voting trust or other similar arrangement.

12.9 United States Tax Matters.

(i) None of the Group Companies will take any action inconsistent with its treatment of the Company as a corporation for U.S. federal income tax purposes or elect to be treated as an entity other than a corporation for U.S. federal income tax purposes.

(ii) The Company shall use, and shall cause each of its Subsidiaries to use, its commercially reasonable efforts to arrange its management and business activities in such a way that the Company and each of its Subsidiaries are not treated as residents for tax purposes, or is otherwise subject to income tax in, a jurisdiction other than the jurisdiction in which they have been organized.

(iii) The Company shall use its commercially reasonable efforts to avoid future status of the Company or any of its Subsidiaries as a PFIC. At the request of GGV Capital IV L.P. or IDG Technology Venture Investment V, L.P., within forty-five (45) days from the end of each taxable year of the Company, the Company shall determine, in consultation with a reputable accounting firm, whether the Company or any of its Subsidiaries was a PFIC in such taxable year (including whether any exception to PFIC status may apply). If the Company determines that the Company or any of its Subsidiaries was a PFIC in such taxable year (or if a Government Authority or an Investor informs the Company that it has so determined), it shall, within sixty (60) days from the end of such taxable year, provide the following information to each holder of Preferred Shares that is a United States Person (“Direct US Investor”) and each United States Person that holds either direct or indirect interest in such holder (“Indirect US Investor”) (hereinafter, collectively referred to as a “PFIC Shareholder”): (i) all information reasonably available to the Company to permit such PFIC Shareholder to (a) accurately prepare its U.S. tax returns and comply with any other reporting requirements, if any, arising from its investment in the Company and relating to the Company or any of its Subsidiaries’ classification as a PFIC and (b) make any election (including a “qualified electing fund” election under Section 1295 of the Code), with respect to the Company (or any of its Subsidiaries); and (ii) a completed “PFIC Annual Information Statement” as described under Treasury Regulation Section 1.1295-1(g). The Company shall be required to provide the information described above to an Indirect US Investor only if the relevant holder of Preferred Share requests in writing that the Company provide such information to such Indirect US Investor and furnish the Company with written identifying information (such as name, address, and other identifying information) about the Indirect US Investor.

(iv) Other than with respect to Yi Wang (王翌) (who is a United States Person) and his Founder Holding Company, each of the Ordinary Holders represents that such Person is not a United States Person and such Person is not owned, wholly or in part, directly or indirectly, by any United States Person. Each of the Ordinary Holders shall provide prompt written notice to the Company of any subsequent change in its United States Person status. The Company shall use its commercially reasonable efforts to avoid future status of the Company or any of its Subsidiaries as a CFC. Upon written request of a holder of Preferred Shares from time to time, the Company will promptly provide in writing such information concerning its shareholders and the direct and indirect interest holders in each shareholder sufficient for such holder of Preferred Shares to determine whether the Company is a CFC. In the event that the Company does not have in its possession all the information necessary for the holder of Preferred Shares to make such determination, the Company shall promptly procure such information from its shareholders. The Company shall, (i) upon written request of a holder of Preferred Shares, furnish on a timely basis all information requested by such holder to satisfy its (or any Indirect US Investor’s) U.S. federal income tax return filing requirements, if any, arising from its investment in the Company and relating to the Company or any of its Subsidiaries’ classification as a CFC. The Company and each of its Subsidiaries shall use their commercially reasonable efforts to avoid generating for any taxable year in which the Company or any of its Subsidiaries is a CFC, income that would be includible in the income of such holder of Preferred Shares (or any Indirect US Investor) pursuant to Section 951 of the Code.

(v) The Company shall comply, and shall cause each of its Subsidiaries to comply, with all record-keeping, reporting, and other requests necessary for the Company and each of its Subsidiaries to comply with any applicable U.S. tax law or to allow each holder of Preferred Shares to avail itself of any provision of U.S. tax laws. The Company shall also provide each holder of Preferred Shares with any information requested by such holder of Preferred Shares to allow such holder of Preferred Shares to comply with U.S. tax laws or to avail itself of any provision of U.S. tax laws. Each Ordinary Holder and holders of Preferred Shares shall cooperate with the Company and provide reasonable information requested by the Company in order for the Company to comply with its obligations hereunder.

(vi) The cost incurred by the Company in providing the information that it is required to provide, or is required to cause to be provided, and the cost incurred by the Company in taking the action, or causing the action to be taken, as described in this Section 12.9 shall be borne by the Company.

12.10 Confidentiality.

(i) Disclosure of Terms. The existence and provisions of any Transaction Document, the negotiations relating to any Transaction Document and any non-public material information with respect to a Party’s business and operations (collectively, the “Confidential Information”), shall be considered confidential information and shall not be disclosed by any Party to any third party.

(ii) Press Releases. No announcement regarding any of the Confidential Information in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made by any Party without the prior written consent of other Parties. Any press release issued by any Party shall not disclose any of the Confidential Information and the final form of such press release shall be approved in advance in writing by other Parties.

(iii) Permitted Disclosures. Notwithstanding any provision to the contrary in this Section 12.10, this Section 12.10(i) shall not apply to (a) Confidential Information which a Party learns from a third party which such third party reasonably believes to have the right to make the disclosure, provided that the restricted Party complies with any restrictions imposed by such third party; (b) Confidential Information which is rightfully in the restricted party’s possession prior to the time of disclosure by the protected party and not acquired by the restricted party under a confidentiality obligation; (c) Confidential Information which enters the public domain without breach of confidentiality by the restricted party, (d) disclosures of Confidential Information by a Party to its current or bona fide prospective investor, Affiliates and their respective employees, bankers, lenders, accountants, legal counsels, business partners or representatives or advisors who need to know such information, in each case only where such persons or entities are informed of the confidential nature of the Confidential Information and are under appropriate nondisclosure obligations substantially similar to those set forth in Section 12.10, (e) disclosures of Confidential Information to a bona fide prospective purchaser or transferee of the Shares held by the Investors where such purchaser or transferee is informed of the confidential nature of the Confidential Information and are under appropriate nondisclosure obligations substantially similar to those set forth in this Section 12.10, (f) disclosures of Confidential Information if such disclosure is approved in writing by the Company, the Majority Ordinary Holders and the Majority Preferred Holders, and (g) disclosures of Confidential Information to the extent required pursuant to applicable Law (including the applicable rules of any stock exchange), in which case the party required to make such disclosure (the “Disclosing Party”) shall provide the other Parties with prompt written notice of that fact, shall consult with the other Parties regarding such disclosure, and shall, to the extent reasonably practicable and legally permissible and with the cooperation and reasonable efforts of the other Parties, seek a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information which is legally required to be disclosed.

(iv) The provisions of this Section 12.10 shall terminate and supersede the provisions of any separate nondisclosure agreement executed by any of the Parties with respect to the transactions contemplated hereby, including any term sheet, letter of intent, memorandum of understanding or other similar agreement entered into by any of the Group Companies, the Ordinary Holders and the Investors in respect of the transactions contemplated hereby.

12.11 Restrictions on Transfers. Unless it is in compliance with the Transaction Documents, each of the Founders and Founder Holding Companies shall not (regardless of his employment status with the Group Companies), and shall cause the other equity holders of each Domestic Company (other than those designated by the Investors) not to, directly or indirectly sell, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of in any way or otherwise grant any interest or right with respect to (“Transfer”) all or any part of any interest in any Equity Securities of each Domestic Company now or hereafter owned or held directly or indirectly by the Founders or other equity holders (other than those designated by the Investors), without the prior written consent of the Majority Preferred Holders. Any Transfer of Equity Securities of any Domestic Company or other Group Company not made in compliance with the terms of the Transaction Documents shall be null and void, shall not be recorded on the books of such Domestic Company or other Group Company and shall not be recognized by any Party.

12.12 Ordinary Holders’ Further Covenants. So long as he is an officer, director, employee or shareholder of any of the Group Companies, each Ordinary Holder hereby agrees to take, or cause to be taken, all necessary and to do, or cause to be done, all things necessary under applicable Laws to abide by the terms of this Agreement, the Transaction Documents and the Memorandum and Articles, and to cause each Group Company (including exercising his voting power) to conduct its business as if bound by the Memorandum and Articles. Each Ordinary Holder further agrees to execute and deliver, or cause to be executed and delivered, such other documents, certificates, agreements and other writings and to take, or cause to be taken, such other actions as deemed necessary in order to consummate or implement expeditiously the provisions of the Company’s Memorandum and Articles.

12.13 “Market Stand-Off” Agreement. Each holder of Shares agrees that it will not during the period commencing on the date of the final prospectus relating to the Company’s IPO and ending on the date specified by the Company (such period not to exceed one hundred eighty (180) days from the date of such final prospectus, or such other period as may be requested by the Company to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto) (i) lend, offer, pledge, hypothecate, hedge, sell, make any short sale of, loan, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Equity Securities of the Company owned at the time of the IPO (other than those included in such offering), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such Equity Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Equity Securities of the Company or such other securities, in cash or otherwise; provided, that (x) the foregoing provisions of this Section 12.13 shall not be applicable to any Holder unless all directors, officers and all other holders of at least one percent (1%) of the outstanding share capital of the Company (calculated on an as-converted to Class A Ordinary Share basis) must be bound by restrictions at least as restrictive as those applicable to any such Holder pursuant to this Section 12.13, (y) this Section 12.13 shall not apply to a Holder to the extent that any other Person subject to substantially similar restrictions is released in whole or in part, and (z) the lockup agreements shall permit a Holder to transfer their Equity Securities to their respective Affiliates so long as the transferees enter into the same lockup agreement. The underwriters in connection with the Company’s IPO are intended third party beneficiaries of this Section 12.13 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. In order to enforce the foregoing covenant, the Company may place restrictive legends on the certificates and impose stop-transfer instructions with respect to the Equity Securities of each shareholder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

12.14 Qualified IPO. Each of the Founder, the Founder Holding Companies and the Company shall use reasonable best efforts to consummate a Qualified IPO on or before the third anniversary of the date hereof.

12.15 Control Documents.

(i) The Founders and the Founder Holding Companies shall ensure that each party to the relevant Control Documents (other than the nominee shareholders appointed by the Investors) fully perform its/his/her respective obligations thereunder and carry out the terms and the intent of the Control Documents. Any termination, or material modification or waiver of, or material amendment to any Control Documents, in each case except for such termination, modification, waiver or amendment as expressly contemplated by the Transaction Documents, shall require the written consent of the Majority Preferred Holders.

(ii) If any of the Control Documents becomes illegal, void or unenforceable under PRC Laws, the Parties shall cooperate with each other and act in good faith to, to the extent permitted under applicable Laws (a) enter into alternative transaction documents with nominees of the Investors to provide each of the Investors all of its material rights and interests under the Transaction Documents, including all of the economic and other benefits conferred to such Investor under the Transaction Documents, or (b) devise a feasible alternative legal structure which gives effect to the intentions of the parties in each Control Document and the economic arrangement thereunder as closely as possible, in each case, to the reasonable satisfaction of the Investors (the transactions set forth in clauses (a) and (b), collectively, the “Restructuring Transactions”).

12.16 Equity Transfer to the Investors’ Nominee. Each Investor shall have the right to require the shareholders of any consolidated variable interest entity of the Company that is incorporated, organized or established in the PRC (excluding such variable interest entities in which the Company or any variable interest entity of the Company has any direct or indirect equity interest), at any time and from time to time, to transfer or cause to transfer or issuance of the same percentage of equity interests in such entity as such Investor holds in the Company to a Person designated by such Investor at the minimum price acceptable by applicable PRC Laws. Further, in the event of such equity transfer, the Founders, such Investor and any other Investor who has designated Persons to hold on its behalf the equity interest in such entity shall, and shall use its reasonable best efforts to procure the Person(s) designated by it to, amend and restate the Control Documents, to the extent such amendment and restatement is necessary to enable the Company to Control and consolidate the financial statements of such entity in their entirety.

12.17 Waiver from Investors. Each of the Investors (other the CMC Lullaby Holdings Limited and Wu Capital Limited) hereby (a) waives and releases each of the Group Companies from any Actions such Investor may have and for any Losses resulting therefrom relating to any breach by any Group Company of Sections 8.17 Licenses, Permits and Contracts, 8.18 Equity Transfer in Domestic Companies, and 8.19 Registration of Equity Pledge of the Series B Purchase Agreement and Sections 8.11 Filings of the Equity Transfer, and 8.12 SAFE Registration Amendment of the Series A Purchase Agreement, and (b) acknowledges that, as of the date hereof, it is not aware of any other breach by any Group Company of any contract or agreement entered into between such Group Company and such Investor prior to the date hereof.

13.	Miscellaneous.

13.1 Termination. This Agreement shall terminate, with respect to any Party, upon the time it no longer holds any Shares; provided, that the provisions of Sections 7, 8, 9, 10, 11, and 12 (except for Sections 12.10 and 12.13) shall, with respect to all Parties, terminate on the consummation of a Qualified IPO. If this Agreement terminates with respect to any Party, such Party shall be released from its obligations under this Agreement, except in respect of (i) any obligation stated, explicitly or otherwise, to continue to exist after the termination of this Agreement (including those under Sections 2 through 6, and Section 13), and (ii) any obligation or liability of such Party arising out of or relating to any breach or violation of this Agreement by such Party prior to its termination, which obligation or liability shall survive such termination.

13.2 Governing Law. This Agreement shall be governed by and construed under the Laws of the State of New York.

13.3 Further Assurances. Upon the terms and subject to the conditions herein, each of the Parties agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and, to the extent reasonably requested by another Party, to enforce rights and obligations pursuant hereto.

13.4 Dispute Resolution.

(i) Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of any of the Parties with notice (the “Arbitration Notice”) to the other Parties.

(ii) The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules. There shall be one (1) arbitrator. The HKIAC Council shall select the arbitrator, who shall be qualified to practice law in the State of New York. The seat of arbitration shall be Hong Kong.

(iii) The arbitral proceedings shall be conducted in English. To the extent that the HKIAC Rules are in conflict with the provisions of this Section, including the provisions concerning the appointment of the arbitrators, the provisions of this Section shall prevail.

(iv) Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party to arbitration in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.

(v) The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(vi) The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive Laws of New York.

(vii) Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(viii) During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

13.5 Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address of the relevant Party as shown on Schedule III (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties given in accordance with this Section 13.5). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a written confirmation of delivery, and to have been effected at the earlier of (i) delivery (or when delivery is refused) and (ii) expiration of two (2) Business Days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting device, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid, if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day. Notwithstanding the foregoing, to the extent a “with a copy to” address is designated, notice must also be given to such address in the manner above for such notice, request, consent or other communication hereunder to be effective.

13.6 Rights Cumulative; Specific Performance. Each and all of the various rights, powers and remedies of a Party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at Law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party. Without limiting the foregoing, the Parties acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

13.7 Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction.

13.8 Successor Indemnification. If any Group Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of such Group Company assume the obligations of such Group Company with respect to indemnification of the Investor Directors as in effect immediately before such transaction, whether such obligations are contained in the Charter Documents, or elsewhere, as the case may be.

13.9 Amendments and Waivers. Any provision in this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of (i) as to the Group Companies, only by the Company; (ii) as to the holders of Series A Preferred Shares, by the holders of a majority of the then outstanding Series A Preferred Shares, at any time and from time to time; (iii) as to the holders of the Series B Preferred Shares, by the Majority Series B Holders; (iv) as to the holders of the Series C Preferred Shares, by the Majority Series C Holder; (v) as to each Founder, by such Founder; and (vi) as to the Ordinary Holders, only by the Majority Ordinary Holders; provided, however, that no amendment or waiver shall be effective or enforceable in respect of an Ordinary Holder, a holder of Preferred Shares or a Founder, as the case may be, if such amendment or waiver affects such Ordinary Holder, holder of Preferred Shares or Founder, respectively, materially and adversely differently from the other Ordinary Holders, holders of the Preferred Shares or Founders, respectively, unless such Ordinary Holder, holder of Preferred Shares or Founder, as the case may be, consents in writing to such amendment or waiver. Notwithstanding the foregoing, any Party hereunder may waive any of its/his rights hereunder without obtaining the consent of any Parties. Any amendment or waiver effected in accordance with this Section 13.9 shall be binding upon all the Parties.

13.10 Successors and Assigns; Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties whose rights or obligations hereunder are affected by such terms and conditions. Each of the Investors and Cherubic Ventures SSG Ltd. may assign its rights hereunder to any of its Affiliate or any other third party (the “Third Party Assignee”) in connection with the transfer of Equity Securities of the Company held by such Investor or Cherubic Ventures SSG Ltd., as appropriate, but only to the extent of such transfer, without prior written consent of the other Parties; provided, that the Third Party Assignee shall not be an entity in the list set forth in Schedule IV hereto (the entities set forth in Schedule IV, as may be amended from time to time in accordance with this Section 13.10, the “Company Competitors”); provided, that the list of entities set forth in Schedule IV may be updated by the Board, once every twelve (12) months, in good faith, to replace one or more existing entities on such list with new entities that the Board determines, in good faith, are entities that are direct competitor(s) of the Company and whose business and operations compete directly with the Company’s core business; provided further, that the list of entities set forth in Schedule IV may not contain more than twenty (20) such Company Competitors (which numerical cap shall not apply to Subsidiaries of such Company Competitors), at any time and from time to time. For the avoidance of doubt, any update by the Board to the list of Company Competitors shall become effective and binding on all Investors and Cherubic Ventures SSG Ltd. immediately upon the passing of the relevant resolution of the Board regarding such update. The Company shall notify each Investor of such update within two (2) Business Days of such update. Within one (1) month of such update from the Board, any Investor that disagrees with the Board’s determination with respect to any of the newly added Company Competitors shall have the right to require the Company to engage one of the “Big 4” independent certified public accountants that is not the then auditor of the Company and agreed by such Investor (the “Independent Auditor”) to make a determination as promptly as reasonably practicable as to whether the entity or entities in dispute are direct competitor(s) of the Company and whose business and operations compete directly with the Company’s core business. The determination of the Independent Auditor shall be binding on all of the Parties and the list of entities in Schedule IV shall reflect such determination. Each of the Founders and the Founder Holding Companies may assign its rights hereunder to any of its Affiliate or any other third party in connection with the transfer of Equity Securities of the Company held by such Founder or Founder Holding Company, as appropriate, but only to the extent of such transfer, without the prior written consent of the other Parties; provided, that such transfer is in compliance with this Agreement and the Right of First Refusal & Co-Sale Agreement. As a condition of such assignment in the preceding sentences, each successor or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing an instrument of accession to this Agreement in a standard and customary form, without any amendment to this Agreement, and shall be deemed to be a party hereto as if the signature of such successor or assignee appeared on the signature pages of this Agreement. This Agreement and the rights and obligations herein may not be assigned by any of the Group Companies without the prior written consent of the Majority Preferred Holders. Except as otherwise provided herein, no Person other than the Parties and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

13.11 No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

13.12 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

13.13 No Presumption. The Parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

13.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

13.15 Entire Agreement. This Agreement together with the other Transaction Documents (and all exhibits and schedules hereto and thereto) and the other instruments and agreements referenced herein constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all other prior agreements (including the Prior Shareholders Agreement) and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

13.16 Control. In the event of any conflict or inconsistency between any of the terms of this Agreement and any of the terms of any of the Charter Documents for any of the Group Companies, or in the event of any dispute related to any such Charter Document, the terms of this Agreement shall prevail in all respects as regards the parties other than the Company. The Parties (other than the Company) shall give full effect to and act in accordance with the provisions of this Agreement over the provisions of the Charter Documents, and the Parties (other than the Company) shall exercise all voting and other rights and powers (including to procure any required alteration to such Charter Documents to resolve such conflict or inconsistency) to make the provisions of this Agreement effective, and not to take any actions that impair any provisions in this Agreement.

13.17 Aggregation of Shares. All Shares held or acquired by any Affiliates of any Party shall be aggregated together for the purpose of determining the availability of any rights of any Party under this Agreement.

13.18 Adjustments for Share Splits, Etc. Wherever in this Agreement there is a reference to a specific number of Shares of the Company, then, upon the occurrence of any subdivision, combination or share dividend of the relevant class or series of the Shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of Shares by such subdivision, combination or share dividend.

13.19 Grant of Proxy. Upon the failure of any Ordinary Holder to vote the Equity Securities of the Company held thereby, to implement the provisions of and to achieve the purposes of this Agreement, such Ordinary Holder, hereby grants to a Person designated by the Board (which shall include the affirmative vote of all of the Investor Directors) a proxy coupled with an interest in all Equity Securities of the Company held by it/him, which proxy shall be irrevocable until this Agreement terminates pursuant to its terms or this Section 13.19 is amended to remove such grant of proxy in accordance with Section 13.9 hereof, to vote all such Equity Securities to implement the provisions of and to achieve the purposes of this Agreement.

13.20 Use of English Language. This Agreement has been executed and delivered in the English language. Any translation of this Agreement into another language shall have no interpretive effect. All documents or notices to be delivered pursuant to or in connection with this Agreement shall be in the English language or, if any such document or notice is not in the English language, accompanied by an English translation thereof, and the English language version of any such document or notice shall control for purposes thereof.

13.21 Independent Nature of Investors’ Obligations and Rights. The obligations of each Investor under this Agreement are several and not joint or joint and several, and no Investor is responsible in any way for the performance or conduct of any other Investor in connection with the transactions contemplated hereby. Nothing contained herein and no action taken by any Investor pursuant hereto shall be or shall be deemed to constitute a partnership, association, joint venture, or joint group with respect to the Investors. Each Investor agrees that no other Investor has acted as an agent for such Investor in connection with the transactions contemplated hereby.

13.22 ESOP. Each of the Parties acknowledges and agrees that the number of Class A Ordinary Shares reserved under the Company’s ESOP has been increased to 5,456,192 (the “ESOP Increase”) as of the date hereof, which, together with any other Equity Securities of the Company reserved under the Company’s ESOP, represents 11.45% of the Company’s total share capital on a fully diluted basis, and each holder of the Shares agrees to and has duly approved the ESOP Increase in accordance with this Agreement and the Memorandum and Articles. The Company agrees and acknowledges that no additional reserves in connection with the Company’s ESOP or other similar employment or equity incentive plans of the Company or any Group Company and that would have a dilutive effect on any Investor will be made prior to a Qualified IPO.

13.23 Approvals and Waivers under the Prior Shareholders Agreement. The Parties (except for CMC Lullaby Holdings Limited, Wu Capital Limited and Cherubic Ventures SSG Ltd.) hereby grant their consents and approvals, and waive their rights, as may be required by or set forth in the Prior Shareholders Agreement, including Sections 7 and 10 thereof, in connection with (i) the execution of, and the completion of the transactions contemplated by, the Purchase Agreement and the other Transaction Documents, and (ii) the ESOP Increase. The Parties hereby grant their consents and approvals, and waive their rights, as may be required by or set forth in this Agreement in connection with the Option Repurchases.

13.24 Termination of Prior Shareholders Agreement. In consideration of the mutual covenants and promises contained herein, each of the Parties that are parties to the Prior Shareholders Agreement confirms and acknowledges that the Prior Shareholders Agreement shall hereby be terminated in its entirety with no further force and effect, and each of the Parties (other than CMC Lullaby Holdings Limited, Wu Capital Limited and the Cherubic Ventures SSG Ltd.) hereby waives any claims and releases each of the Group Companies from any and all obligations and liabilities arising out of or relating to any breach by such Group Companies of the Prior Shareholders Agreement.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

GROUP COMPANIES:	LingoChamp Inc.

	By:	/s/ Yi Wang (王翌)
Name: Yi Wang (王翌)
Title: Director

LingoChamp (HK) Limited (流利说(香港)有限公司)

	By:	/s/ Yi Wang (王翌)
Name: Yi Wang (王翌)
Title: Director

Signature Page to Shareholders Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

GROUP COMPANIES:	Yuguan Information Technology (Shanghai) Co., Ltd. (语冠信息技术（上海）有限公司)

	By:	/s/ Yi Wang (王翌)
Name: Yi Wang (王翌)
Title: Legal Representative

Yuling Culture Development (Shanghai) Co., Ltd. (语灵文化传播（上海）有限公司)

	By:	/s/ Yi Wang (王翌)
Name: Yi Wang (王翌)
Title: Legal Representative

Shanghai Liulishuo Information Technology Co., Ltd. (上海流利说信息技术有限公司)

	By:	/s/ Yi Wang (王翌)
Name: Yi Wang (王翌)
Title: Legal Representative

Shanghai Mengfan Culture Broadcasting Co., Ltd. (上海萌番文化传播有限公司)

	By:	/s/ Yi Wang (王翌)
Name: Yi Wang (王翌)
Title: Legal Representative

Signature Page to Shareholders Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

FOUNDERS:

/s/ Yi Wang (王翌)
Yi Wang (王翌)

/s/ Zheren Hu (胡哲人)
Zheren Hu (胡哲人)

/s/ Hui Lin (林晖)
Hui Lin (林晖)

Signature Page to Shareholders Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

FOUNDER HOLDING COMPANIES:	Joyx Holdings Ltd

	By:	/s/ Yi Wang
Name: Yi Wang
Title: Director

Ulingo Holdings Ltd

	By:	/s/ Hui Lin
Name: Hui Lin
Title: Director

Muang Holdings Ltd.

	By:	/s/ Zheren Hu
Name: Zheren Hu
Title: Director

Signature Page to Shareholders Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

INVESTORS:	IDG Technology Venture Investment IV, L.P.

By: IDG Technology Venture Investment IV, LLC, Its General Partner

	By:	/s/ Chi Sing Ho
Name: Chi Sing Ho
Title: Authorized Signatory

IDG Technology Venture Investment V, L.P.

By: IDG Technology Venture Investment V, LLC, Its General Partner

	By:	/s/ Chi Sing Ho
Name: Chi Sing Ho
Title: Authorized Signatory

Signature Page to Shareholders Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

INVESTORS:	IDG-ACCEL CHINA GROWTH FUND III L.P.

By: IDG-Accel China Growth Fund III Associates L.P., its General Partner
By: IDG-Accel China Growth Fund GP III Associates Ltd., its General Partner

	By:	/s/ Chi Sing Ho
Name: Chi Sing Ho
Title: Authorized Signatory

IDG-ACCEL CHINA III INVESTORS L.P.

By: IDG-Accel China Growth Fund GP III Associates Ltd., its General Partner

	By:	/s/ Chi Sing Ho
Name: Chi Sing Ho
Title: Authorized Signatory

Signature Page to Shareholders Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

INVESTORS:	GGV Capital IV L.P.
By: GGV Capital IV L.L.C., its General Partner

	By:	/s/ Stephen Hyndman
Name: Stephen Hyndman
Title: Attorney in Fact

GGV Capital IV Entrepreneurs Fund L.P.
By: GGV Capital IV L.L.C., its General Partner

	By:	/s/ Stephen Hyndman
Name: Stephen Hyndman
Title: Attorney in Fact

Signature Page to Shareholders Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

INVESTORS:	HES Ventures I, Inc.

	By:	/s/ Kenneth A. Bronfin
Name: Kenneth A. Bronfin
Title: Senior Managing Director Hearst Communications, Inc.

Signature Page to Shareholders Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

INVESTORS:	Cherubic Ventures Fund II, L.P.

	By:	/s/ Matt Cheng
Name: Matt Cheng
Title: Managing Partner

Cherubic Ventures SSG Ltd.

	By:	/s/ Matt Cheng
Name: Matt Cheng
Title: Director

Cherubic Ventures SSG II Ltd.

	By:	/s/ Matt Cheng
Name: Matt Cheng
Title: Director

Signature Page to Shareholders Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

INVESTORS:	RTA Capital, LLC

By: RTA Capital Management, LLC, its managing member

	By:	/s/ Steven G Suda
Name: Steven G Suda
Title: Managing Partner

Signature Page to Shareholders Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

INVESTORS:	Trustbridge Partners V, L.P.

	By:	/s/ Authorized Signatory
Name:
Title:

Signature Page to Shareholders Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

INVESTORS:	CMC Capital:

CMC Lullaby Holdings Limited

	By:	/s/ CHEN Xian
Name: CHEN Xian
Title: Authorized Signatory

Signature Page to Shareholders Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

INVESTORS:	Wu Capital:

Wu Capital Limited

	By:	/s/ WU Yajun
Name: WU Yajun
Title: Authorized Signatory

Signature Page to Shareholders Agreement

SCHEDULE I

LIST OF FOUNDERS AND FOUNDER HOLDING COMPANIES

Founders	Founder Holding Companies	Current Number of Class B Ordinary Shares
Yi Wang	Joyx Holdings Ltd	11,753,847

Zheren Hu	Muang Holdings Ltd.	5,010,931

Hui Lin	Ulingo Holdings Ltd	2,910,896

Total	/	19,675,674

Schedule I of Shareholders Agreement

SCHEDULE II PART A

SCHEDULE OF SERIES C INVESTORS

Series C Investors	Class of Shares	Number of Shares
CMC Lullaby Holdings Limited	Series C Preferred Shares	2,647,690

Wu Capital Limited	Series C Preferred Shares	1,323,845

IDG-Accel China Growth Fund III L.P.	Series C Preferred Shares	316,987

IDG-Accel China III Investors L.P.	Series C Preferred Shares	22,472

GGV Capital IV L.P.	Series C Preferred Shares	518,543

GGV Capital IV Entrepreneurs Fund L.P.	Series C Preferred Shares	10,995

Cherubic Ventures SSG II Ltd.	Series C Preferred Shares	92,683

HES Ventures I, Inc.	Series C Preferred Shares	22,706

Trustbridge Partners V, L.P.	Series C Preferred Shares	339,459

Total	/	5,295,380

Schedule II of Shareholders Agreement

SCHEDULE II PART B

SCHEDULE OF SERIES B INVESTORS

Series B Investors	Class of Shares	Number of Shares
IDG-Accel China Growth Fund III L.P.	Series B Preferred Shares	1,473,199

IDG-Accel China III Investors L.P.	Series B Preferred Shares	104,440

GGV Capital IV L.P.	Series B Preferred Shares	534,684

GGV Capital IV Entrepreneurs Fund L.P.	Series B Preferred Shares	11,337

HES Ventures I, Inc.	Series B Preferred Shares	79,545

RTA Capital, LLC	Series B Preferred Shares	44,111

Cherubic Ventures Fund II, L.P.	Series B Preferred Shares	324,690

Trustbridge Partners V, L.P.	Series B Preferred Shares	5,323,705

Total	/	7,895,711

Schedule II of Shareholders Agreement

SCHEDULE II PART C

SCHEDULE OF SERIES A INVESTORS

Series A Investors	Class of Shares	Number of Shares
IDG Technology Venture Investment V, L.P.	Series A Preferred Shares	276,555

IDG-Accel China Growth Fund III L.P.	Series A Preferred Shares	2,065,978

IDG-Accel China III Investors L.P.	Series A Preferred Shares	146,464

GGV Capital IV L.P.	Series A Preferred Shares	2,437,317

GGV Capital IV Entrepreneurs Fund L.P.	Series A Preferred Shares	51,680

HES Ventures I, Inc.	Series A Preferred Shares	276,555

RTA Capital, LLC	Series A Preferred Shares	27,655

Cherubic Ventures Fund II, L.P.	Series A Preferred Shares	248,900

Total	/	5,531,104

Schedule II of Shareholders Agreement

SCHEDULE II PART D

SCHEDULE OF SERIES SEED INVESTORS

Series Seed Investors	Class of Shares	Number of Shares
IDG Technology Venture Investment IV, L.P.	Series Seed Preferred Shares	1,257,069

GGV Capital IV L.P.	Series Seed Preferred Shares	1,354,065

GGV Capital IV Entrepreneurs Fund L.P.	Series Seed Preferred Shares	28,711

Cherubic Ventures Fund II, L.P.	Series Seed Preferred Shares	628,535

Cherubic Ventures SSG Ltd.	Series Seed Preferred Shares	79,430

Cherubic Ventures SSG II Ltd.	Series Seed Preferred Shares	171,984

RTA Capital, LLC	Series Seed Preferred Shares	125,707

Total	/	3,645,501

Schedule II of Shareholders Agreement

SCHEDULE III

ADDRESS FOR NOTICES

If to the Group Companies and the Founder Holding Companies:

Address: Room 2101, Building 9, Hai Shang Hai,

NO.970, Dalian Road, Yangpu District, Shanghai, 200092, P.R. China

(上海市杨浦区大连路970号海上海9号楼1308室, 200092)

Attn: Yi Wang

Tel:

With a Copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

42/F, Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong Kong

Fax:

Attn: Julie Z. Gao

If to TBP:

c/o Trustbridge Partners V, L.P.

Unit 1206, One Lujiazui, No.68 Yincheng Zhong Road, Pudong New District, Shanghai (上海市浦东新区银城中路68号时代金融中心1206 室)

Attn: JinJian Zhang

Fax:

If to IDG:

c/o IDG Capital Management (HK) Ltd.

Unit 5505, 55/F., The Center

99 Queen’s Road

Central, Hong Kong

Attn: Chi Sing Ho

Fax:

With a Copy to:

Floor 6, Tower A, COFCO Plaza,

8 Jianguomennei Dajie

Beijing, 100005, P.R. China

Attn: Ms. Yilan Xie

Fax:

If to GGV

Attn: Stephen Hyndman

Address: 3000 Sand Hill Road, Building 4, Suite 230

Menlo Park, CA 94025, U.S.A.

Fax No. :

Tel:

Schedule III of Shareholders Agreement

with a copy to

Attn: Jenny Lee

Address: Unit 3501, IFC II,

8 Century Avenue

Shanghai 200120, P. R. C

Fax No. :

Tel:

If to RTA Capital, LLC

c/o RTA Capital, LLC

Address: 574 Jersey St. San Francisco, CA 94114

If to Cherubic Ventures Fund II, L.P.

Cherubic Ventures SSG Ltd.

Cherubic Ventures SSG II Ltd.

c/o Cherubic Ventures Fund II, L.P.

7F no.6 Alley 3 Lane 225,

Min-Tsu West Road,

Taipei, Taiwan, zip code: 103

Tel:

If to HES Ventures I, Inc.

c/o Hearst Communications, Inc.

300 W. 57th Street

NY, NY 10019

Attn: Kenneth Bronfin

With a copy to:

The Hearst Corporation

Office of General Counsel

300 W. 57th Street

NY, NY 10019

Attn: Eve Burton

If to CMC Lullaby Holdings Limited

Address: Suite 1008, Hutchison House, 10 Harcourt Road, Central, Hong Kong

Tel:

Fax:

Attn: Peter Wong, Finance Director

With a copy to:

Address: Unit 2208, North Tower, Beijing Kerry Center, No.1 Guang Hua Road, Chaoyang District, Beijing 100020

Schedule III of Shareholders Agreement

Tel:

Fax:

Attn: Alex Chen, Managing Director

If to Wu Capital Limited

Address: Room 1902, Guanjie Building, Tower 1, No. 16 Tai Yang Gong Zhong Road, Chaoyang District, Beijing, People’s Republic of China

Attn: Yan ZHANG

Tel:

Fax:

Schedule III of Shareholders Agreement

SCHEDULE IV

LIST OF THE COMPANY COMPETITORS

1.	新东方 (New Oriental Education & Technology Group Inc. — NYSE: EDU)
2.	好未来教育科技集团 (TAL Education Group – NYSE: TAL)
3.	科大讯飞股份有限公司
4.	培生集团 (Pearson)
5.	英孚 (EF English First)
6.	华尔街英语 (北京华尔街英语培训中心有限公司)
7.	韦博英语 (Web International English)
8.	美联英语（美联国际教育集团）
9.	iTutorGroup集团（http://www.vipabc.com/）
10.	China Online Education Group (www.51talk.com)
11.	大米未来科技有限公司 (http://www.vipkid.com.cn)
12.	上海卓赞信息科技有限公司 (https://www.dadaabc.com)
13.	伯瑞英语ABC360（杭州旦悦科技有限公司）
14.	网易有道信息技术(北京)有限公司（ www.youdao.com）
15.	沪江教育科技(上海)股份有限公司 (http://www.hujiang.com/)
16.	小站教育（上海业霆网络科技有限公司 ）
17.	上海一起作业信息科技有限公司
18.	北京多邻国科技有限公司 (www.duolingo.com)
19.	百词斩
20.	北京盒子鱼教育科技有限公司
21.	Subsidiaries of each of the above entities.

Schedule IV of Shareholders Agreement